EXECUTION VERSION

FIRST AMENDMENT AGREEMENT TO LOAN AGREEMENT

FIRST AMENDMENT AGREEMENT TO LOAN AGREEMENT, dated as of February 26, 2010 (this “First Amendment”), among SYNUTRA INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), THE ROYAL BANK OF SCOTLAND N.V.(formerly known as ABN AMRO Bank N.V.), as administrative agent (in such capacity, the “Administrative Agent”), collateral agent (in such capacity, the “Collateral Agent”) and arranger (in such capacity, the “Arranger”) and the Lenders (as defined below) party to the Loan Agreement (as defined below).  Unless otherwise indicated, all capitalized terms used herein (including in this preamble and in the recitals hereto) and not otherwise defined shall have the respective meanings provided such terms in the Loan Agreement (as amended by this First Amendment).  The rules of construction specified in Sections 1.02 through 1.05 of the Loan Agreement shall apply to this First Amendment including the terms defined in the preamble and recitals hereto.

WITNESSETH:

WHEREAS, the Borrower, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), the Administrative Agent, the Collateral Agent and the Arranger are parties to a Loan Agreement, dated as of October 11, 2007 (the “Loan Agreement”);

WHEREAS, an Event of Default under each of Sections 8.01(b) and (c) of the Loan Agreement (together, the “Designated Events of Default”) has occurred by the Borrower’s breaches of certain covenants of the Loan Agreement as set out in ANNEX I (Designated Breaches) (the “Designated Breaches”).

WHEREAS, the Borrower acknowledges and agrees that as a result of the Designated Breaches and the Designated Events of Default, the Lenders would be entitled to exercise certain rights and remedies under the Loan Documents and applicable law;

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent waive their rights and remedies on account of the Designated Breaches and the Designated Events of Default;

WHEREAS, the Borrower has also requested that the Lenders and the Administrative Agent effect certain amendments to the Loan Agreement;

WHEREAS, the Lenders have agreed to the foregoing requests on the terms and conditions set forth in this First Amendment as herein provided;

NOW, THEREFORE, it is agreed:

A. Limited Waiver

1.         As of the First Amendment Effective Date (as defined below), the Finance Parties agree to waive the Designated Breaches and the Designated Events of Default, it being understood that none of the Finance Parties shall be entitled, as of or after the First Amendment Effective Date, to accelerate the Loans or exercising any other remedies pursuant to the Loan Agreement or under applicable law, against the Borrower or its Subsidiaries or its or their officers, employees, directors or representatives, solely as a result of the Designated Breaches or the Designated Events of Default.

2.         The limited waiver set forth herein shall be limited precisely as written and shall relate solely to the Designated Breaches and the Designated Events of Default and nothing in this First Amendment shall be deemed to:

(a) constitute a waiver by the Finance Parties with respect to (i) any other term, provision or condition of the Loan Documents or (ii) any other instrument or agreement referred to therein (whether in connection with the above waiver otherwise); or

(b) without limiting the effect of Section A.1 above, prejudice any other right or remedy that the Finance Parties may now have or may have in the future under or in connection with the Loan Documents and any other instrument or agreement referred to therein or under applicable law.

B. Amendments to, and Agreements With Respect to, the Loan Agreement.

The parties hereto hereby agree that on the First Amendment Effective Date (as defined below), the Loan Agreement is hereby amended to incorporate the blacklined changes shown on the marked copy of the Loan Agreement in the form attached hereto as Annex II (as so amended, the “Amended Loan Agreement”).

C. Miscellaneous Provisions.

1.         In order to induce the Administrative Agent and the Lenders party hereto to enter into this First Amendment, the Borrower hereby represents and warrants that:

(a) the execution, delivery and performance by the Borrower of this First Amendment has been duly authorized by all necessary corporate (or equivalent) action and each of this First Amendment and the Loan Agreement (as modified by this First Amendment) is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws relating to or limiting creditors’ rights generally or (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

(b) this First Amendment has been duly executed and delivered by the Borrower;

(c) both immediately before and immediately after giving effect to this First Amendment, no Default or Event of Default (other than the Designated Events of  Default) shall have occurred and be continuing under the Loan Agreement or the Loan Agreement (as amended by this First Amendment), as applicable; and

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(d) each of the representations and warranties set forth in Article 5 of the Loan Agreement (as amended by this First Amendment) and in the other Loan Documents shall be true and correct in all material respects on and as of the First Amendment Effective Date (as defined below) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

2.         The execution, delivery and effectiveness of this First Amendment shall not operate as a waiver of any Default or Event of Default or any right, power or remedy of the Administrative Agent or any Lender or any Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any Loan Documents, except as specifically set forth herein.

3.         This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.         THIS FIRST AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

5.         This First Amendment shall become effective on the first Business Day (the “First Amendment Effective Date”) when each of the following conditions shall have been satisfied or waived by the Administrative Agent (acting on the instructions of all the Lenders):

(a)          the Administrative Agent shall have received (x) a good standing certificate from the Secretary of State of the State of Delaware dated no earlier than fifteen (15) days prior to the First Amendment Effective Date, indicating that the Borrower is in good standing in its jurisdiction of incorporation and (y) copies of the certificate of incorporation and bylaws of the Borrower, certified by the Secretary of State of Delaware or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the Borrower;

(b)          the Administrative Agent shall have received a certificate by the secretary or similar officer of the Borrower certifying the signatures and incumbency of any Responsible Officer authorized to act in connection with this First Amendment;

(c)          the Administrative Agent shall have received resolutions of the board of directors of the Borrower approving and authorizing the execution, delivery and performance of this First Amendment, certified as of the First Amended Effective Date by the secretary or similar officer of the Borrower as being in full force and effect without modification or amendment;

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(d)          the Administrative Agent shall have received an opinion from O’Melveny & Meyers LLP, the Borrower’s New York and Delaware counsel, in form and substance reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent and each of the Lenders to the Loan Agreement on the First Amendment Effective Date and dated the First Amendment Effective Date covering such matters relating to this First Amendment and the transactions contemplated herein as the Administrative Agent may reasonably request;

(e)          the Borrower shall have paid the legal fees of White & Case, LLP, as counsel to the Administrative Agent, in an amount not to exceed  $50,000 (plus reasonable legal out-of-pocket costs and expenses) to the extent then due and invoiced on or before the First Amendment Effective Date;

(f)          the Borrower shall have paid to the Administrative Agent for the account of each Lender a non-refundable cash fee in US Dollars in an amount equal to 50 basis points (0.50%) on an amount equal to the aggregate principal amount of all Loans of such Lender outstanding on the First Amendment Effective Date (which fee shall not be subject to counterclaim or set-off, or be otherwise affected by, any claim or dispute relating to any other matter);

(g)          each of the Borrower, the Administrative Agent and each Lender constituting the Required Lenders (as defined in the Loan Agreement prior to giving effect to this First Amendment) shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile or other electronic transmission) the same to the Administrative Agent;

(h)          the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that since the date of the most recently filed Form 10-Q, as of the First Amendment Effective Date after giving effect to the waiver set forth herein, there has been no event or circumstance, either individually or in the aggregate, that has had or would be reasonably expected to have a Material Adverse Effect; and

(i)          delivery of the items specified in Section 6.16 of the Loan Agreement (as amended pursuant to this First Amendment) for the calendar month ending on December 31, 2009 and January 31, 2010.

6.         Promptly after the Administrative Agent shall have determined, on the basis of information then available to it and advice of counsel, that each of the conditions precedent set forth in Section 5 has been satisfied or (with the written consent of the Lenders) waived, the Administrative Agent shall provide each of the Lenders and the Borrower with a written notice (which may be by e-mail) confirming such determination, and the First Amendment Effective Date shall occur on such date.

7.         From and after the First Amendment Effective Date, (i) all references in the Loan Agreement and each of the other Loan Documents to the Loan Agreement shall be deemed to be references to the Loan Agreement, as modified hereby and (ii) this First Amendment shall be deemed to constitute a “Loan Document” for all purposes of the Loan Agreement.

* * *

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this First Amendment as of the date first above written.

SYNUTRA INTERNATIONAL, INC., as Borrower

By:	/s/ Liang Zhang
Name: Liang Zhang
Title: Chief Executive Officer

THE ROYAL BANK OF SCOTLAND N.V., as Administrative Agent and Collateral Agent

By:	/s/ Jessica Goh
Name: Jessica Goh
Title: Vice President

By:	/s/ Irene Ng
Name: Irene Ng
Title: Assistant Manager

THE ROYAL BANK OF SCOTLAND N.V., as Arranger

By:	/s/ LAY THENG, TAN (RICOLE)
Name: LAY THENG, TAN (RICOLE)
Title: DIRECTOR

By:	/s/ C.K. Wong
Name: C.K. Wong
Title: Director

- Synutra First Amendment Agreement to Loan Agreement Signature Page -

THE ROYAL BANK OF SCOTLAND N.V. ACTING THROUGH ITS HONG KONG BRANCH as Lender

By:	/s/ LAY THENG, TAN (RICOLE)
Name: LAY THENG, TAN (RICOLE)
Title: DIRECTOR

By:	/s/ C.K. Wong
Name: C.K. Wong
Title: Director

SHINHAN ASIA LIMITED, as Lender

By:	/s/ Kim, Young Sik
Name: Kim, Young Sik
Title: Executive Director

- Synutra First Amendment Agreement to Loan Agreement Signature Page -

Annex I

DESIGNATED BREACHES

Loan Agreement
No.	Section	Default

1.	Section 7.04 (a)	Borrower’s failure to comply with the covenant that the Consolidated Interest Coverage Ratio as of the end of each fiscal quarter ending on or before December 31, 2009 shall not be lower than 5.00.

2.	Section 7.04 (b)	(i) Borrower’s failure to comply with the covenant that the Consolidated Leverage Ratio of the Borrower as of the end of the fiscal quarter ending on September 30, 2008 shall not be higher than 2.00;

(ii)      Borrower’s failure to comply with the covenant that the Consolidated Leverage Ratio of the Borrower as of the end of each fiscal quarter beginning on October 1, 2008 (inclusive) and ending on September 30, 2009 (inclusive) shall not be higher than 1.80; and

(iii)     Borrower’s failure to comply with the covenant that the Consolidated Leverage Ratio of the Borrower as of the end of the fiscal quarter beginning on October 1, 2009 (inclusive) and ending on December 31, 2009 (inclusive) shall not be higher than 1.50.

3.	Section 7.04 (c)
(i)       Borrower’s failure to comply with the covenant that the Consolidated Tangible Net Worth of the Borrower on each date during the period beginning on October 1, 2008 (inclusive) and ending on December 31, 2008 (inclusive) shall not be less than US$132,000,000; and

(ii)      Borrower’s failure to comply with the covenant that the Consolidated Tangible Net Worth of the Borrower on each date during the period beginning on January 1, 2009 (inclusive) and ending on December 31, 2009 (inclusive)shall not be less than US$200,000,000.

Loan Agreement
No.	Section	Default

4.	Section 7.04(d)
(i)       Borrower’s failure to comply with the covenant that the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth on each date during the period beginning on October 1, 2008 (inclusive) and ending on December 31, 2008 (inclusive) shall not be higher than 0.80; and

(ii)      Borrower’s failure to comply with the covenant that the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth on each date during the period beginning on January 1, 2009 (inclusive) and ending on December 31, 2009 (inclusive) shall not be higher than 0.70.

5.	Sections 6.01, 6.02 and 6.13
Borrower’s failure to comply with Sections 6.01, 6.02 and 6.13 on or prior to the First Amendment Effective Date with respect to the Designated Breaches and failure to deliver related compliance certificates.

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Annex II

AMENDED LOAN AGREEMENT

~~Execution Version~~

LOAN AGREEMENT

dated as of October 11, 2007

among

Synutra International, Inc.,

~~ABN AMRO~~The Royal Bank of Scotland N.V.,

as Administrative Agent and Collateral Agent,

~~ABN AMRO~~The Royal Bank of Scotland N.V.,

as Arranger

and

The Lenders Party Hereto

TABLE OF CONTENTS

Page
ARTICLE 1
Definitions and Accounting Terms

Section ~~1.01.~~1.01 . Defined Terms. :	1
Section ~~1.02.~~1.02 . Other Interpretive Provisions ~~15~~.	17
Section ~~1.03.~~1.03 . Accounting Terms ~~16~~.	18
Section ~~1.04.~~1.04 . References to Agreements, Laws and Persons ~~16~~. .	18
Section ~~1.05.~~1.05 . Times of Day ~~16~~.	18

ARTICLE 2
The Commitments and the Loans

Section ~~2.01.~~2.01 . Loans.	~~16~~18
Section ~~2.02.~~2.02 . Prepayments.	~~17~~19
Section ~~2.03.~~2.03 . Repayment of Loans ~~17~~.	20
Section ~~2.04.~~2.04 . Interest.	~~17~~20
Section ~~2.05.~~2.05 . Computation of Interest ~~18~~.	21
Section ~~2.06.~~2.06 . Evidence of Debt ~~18~~.	21
Section ~~2.07.~~2.07 . Payments Generally; Administrative Agent’s Clawback ~~18~~.	21
Section ~~2.08.~~2.08 . Sharing of Payments by Lenders ~~20~~.	23
Section ~~2.09.~~2.09 . Fees and Expenses.	~~21~~23

ARTICLE 3
Taxes, Yield Protection and Illegality

Section ~~3.01.~~3.01 . Taxes.	~~21~~24
Section ~~3.02.~~3.02 . Illegality ~~23~~.	26
Section ~~3.03.~~3.03 . Inability To Determine LIBOR ~~23~~.	26
Section ~~3.04.~~3.04 . Increased Cost and Reduced Return; Capital Adequacy.	~~24~~26
Section ~~3.05.~~3.05 . Funding Losses ~~24~~. .	27
Section ~~3.06.~~3.06 . Requests for Compensation ~~24~~.	27
Section ~~3.07.~~3.07 . Survival ~~25~~.	27

ARTICLE 4
Conditions Precedent

Section ~~4.01.~~ 4.01 . Conditions to All Credit Extensions ~~25~~.	27

ARTICLE 5
Representations and Warranties

Section ~~5.01.~~5.01 . Existence, Qualification and Power; Compliance with Laws ~~28~~.	30
Section ~~5.02.~~5.02 . Authorization; No Contravention ~~28~~. .	31

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SCHEDULES
2.01	Lenders
5.10	Subsidiaries of the Borrower
5.16	Corporate Chart of the Borrower
7.01	Existing Liens
10.02	Notice Addresses and Lending Office

EXHIBITS

Exhibit A	Form of Collateral Agreement
Exhibit B	Form of Loan Drawdown Notice
Exhibit C	Form of U.S. Counsel Opinion
Exhibit D	Form of PRC Counsel Opinion
Exhibit E	Form of Illinois Counsel Opinion
Exhibit F	Form of Assignment and Assumption

LOAN AGREEMENT

This LOAN AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is entered into as of October 11, 2007 by and among Synutra International, Inc., a Delaware corporation (the “Borrower”), ~~ABN AMRO~~The Royal Bank of Scotland N.V., as Administrative Agent and Collateral Agent, ~~ABN AMRO~~The Royal Bank of Scotland N.V., as Arranger and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
Definitions and Accounting Terms

Section 1.01.  Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“~~ABN AMRO~~RBS” means The Royal Bank of Scotland N.V. (formerly known as ABN AMRO Bank N.V.).

“Administrative Agent” means ~~ABN AMRO~~RBS in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Details Form” means an Administrative Details Form in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  In any event, each Permitted Holder and its Affiliates shall be deemed Affiliates of the Borrower.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Alternate Interest Rate” means a rate per annum equal to the sum of (i) the Base Rate plus (ii) the Applicable Rate.

“Applicable Percentage” means for each Lender the percentage set forth in Schedule 2.01 hereto or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such percentage may be adjusted from time to time in accordance with this Agreement.

“Applicable Rate” means ~~for any day 3.5~~(a) for the period beginning on the Closing Date and ending on the First Amendment Effective Date, 3.5% per annum, and (b) for the period commencing on the First Amendment Effective Date, 4.5% per annum.

“Arranger” means ~~ABN AMRO~~RBS in its capacity as arranger under any of the Loan Documents, or any successor arranger.

“Assignee” has the meaning specified in Section 10.06(a).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Assignee (with the consent of the Administrative Agent if such consent is required by Section10.06(a)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the date that falls 90 days after the Closing Date, (ii) any date of termination of the Commitment pursuant to Section 8.02(a) and (iii) the date on which the full amount of the Commitment shall have been borrowed hereunder.  The Borrower acknowledges and agrees that the Availability Period has expired prior to the First Amendment Effective Date.

“Baoquanling” shall have the meaning specified in the definition of “Qualifying Excess Cash”.

“Base Rate” means, (i) in relation to any Loan, the arithmetic mean of the rates (rounded upwards to 4 decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market as of 11:00 a.m. London time on the Quotation Day for the offering of deposits in US Dollars for a period comparable to the Interest Period for that Loan and (ii) in relation to any Obligation other than a Loan, the arithmetic mean of the rates (rounded upwards to 4 decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market as of 11:00 a.m. London time on the Quotation Day for the offering of overnight deposits in US Dollars.

“Borrower” means, Synutra International, Inc., a company organized under the laws of the State of Delaware.

“Bridge Loan” has the meaning specified in Section 6.08(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York, Hong Kong or Singapore and on which dealings in US Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Deposit” means, from time to time, the amount standing to the credit of the Cash Deposit Account.

“Cash Deposit Account” means an account in the name of the Borrower opened with ABN Amro Bank (China) Co., Ltd.

“Change of Control” means the occurrence of one or more of the following events:

(a)           the sale of all or substantially all the assets of the Borrower to another Person or any merger, amalgamation or consolidation involving the Borrower in which the Borrower shall not be the surviving Person;

(b)          at any time the Permitted Holders are the beneficial owners and “control”, as determined pursuant to Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended, less than 50.1% of the total voting power of the Voting Stock of the Borrower (or any successor entity); or

(c)           the adoption of a plan relating to the liquidation or dissolution of the Borrower.

“Closing Date” means the date of this Agreement.

“Collateral” means any and all “Collateral” as defined in the Collateral Agreement and any other collateral under any other Security Document.

“Collateral Agent” means ~~ABN AMRO~~RBS in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral Agreement” means the Collateral Agreement dated as of the date hereof (as amended from time to time) among Synutra International, Inc. as Borrower and as Lien Grantor, Synutra, Inc. and ~~ABN AMRO~~RBS, as Administrative Agent and Collateral Agent, substantially in the form of Exhibit A hereto.

“Collateral Permitted Liens” means any Permitted Lien set forth in clause (a) or (b) of the definition of Permitted Liens.

“Collateral Requirement” means the requirement that:

(a)           the Administrative Agent and Collateral Agent shall have received counterparts of the Collateral Agreement duly executed and delivered on behalf of each of Synutra International as Borrower and Lien Grantor and Synutra, Inc., together with certificates for the Pledged Stocks delivered in accordance with the Collateral Agreement;

(b)           all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent or the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect or record such Liens to the extent, and with the priority, required by the Collateral Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(c)           Synutra International shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of the Collateral Agreement and related documents to which it is a party, the performance of the obligations of Synutra International thereunder and the granting of the Liens granted by Synutra International; and

(d)           Synutra International shall have taken all other action required under the Collateral Agreement to perfect, register and/or record the Liens granted by it thereunder.

“Commitment” means the Lenders’ several obligations to make Loans to the Borrower pursuant to Section 2.01(a) in an initial aggregate principal amount not to exceed US$35.0 million.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus

(a)           the following items, to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) restructuring expenses incurred during such period, (v) non-cash compensation resulting from stock based awards, deferred compensation or similar incentive compensation and (vi) other non-recurring costs and expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such Measurement Period); and minus

(b)           the following items, to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such Measurement Period).

“~~Consolidated Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any of its Subsidiaries, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary of the Borrower is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.“~~Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations, (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP and (d) any dividends paid on preference stock, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“~~Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, for the most recently completed Measurement Period.~~

~~“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period. “~~Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary of the Borrower during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary of the Borrower, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Subsidiary of the Borrower as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary of the Borrower, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

“~~Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Borrower and its Subsidiaries on that date minus the Intangible Assets of the Borrower and its Subsidiaries on that date.“~~Contractual Obligation” means, as to any Person, any material provision of any debt, equity or hybrid security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its material properties is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means any borrowing of Loans pursuant to Section 2.01(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the Alternate Interest Rate).

 “Designated Indebtedness” means any obligations described in clause (a) of the definition of “Indebtedness” owed to a bank, financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, excluding the Obligations.

“Disclosure Documents” means the Borrower’s (a) annual report filed with the U.S. SEC on Form 10-K on June 29, 2007 and (b) any other document filed with the U.S. SEC during the period beginning on June 29, 2007 and ending on the day immediately preceding the Closing Date, including any exhibits thereto, whether included by incorporation by reference or otherwise.

“Disposing Subsidiaries” shall have the meaning specified in the definition of “Qualifying Excess Cash”.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” means, in respect of any Person, any:

(a)
declaration or payment of any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of the such Person’s Capital Stock, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class;

(b)	repayment or distribution of any dividend or share premium reserve by such Person, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class;

(c)	redemption, repurchase, defeasement, retirement or repayment of any of such Person’s Capital Stock; or

(d)	repayment, prepayment or payment (in each case on a voluntary basis) by such Person of any principal or interest in respect of any Designated Indebtedness.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, inclusive in each case of all interest, additions to Tax, penalties and other liabilities with respect thereto, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes) and branch profits or similar Taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction or as a result of a present or former connection between the recipient and such jurisdiction (other than any such connection arising from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, or otherwise with respect to, any of the Loan Documents) and (b) any withholding or backup withholding Tax that (i) is imposed under a law in effect at the time a Lender who is not party to this Agreement on the Closing Date becomes a party hereto or otherwise acquires an interest herein (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding or backup withholding Tax pursuant to Section 3.01(a) or (ii) is attributable to such Lender’s failure (or unreasonable delay) to comply with Section 3.01(d) or Section 3.01(e).

“Fee Letter” means the US Dollar Facility Fee Letter Agreement dated as of the date hereof between ABN AMRO Bank N.V. and Synutra International.

“Finance Parties” means each Lender, the Administrative Agent, the Collateral Agent and the Arranger and “Finance Party” means any one of them.

“First Amendment Agreement” means the First Amendment Agreement to Loan Agreement relating to this Agreement entered into by and among the Borrower, RBS as the Administrative Agent, the Collateral Agent and the Arranger and the Lenders party thereto dated as of February 26, 2010.

“First Amendment Effective Date” means has the meaning given to it in the First Amendment Agreement.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

“Foreign Plan” means any employee benefit plan maintained by Borrower or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Governmental Authority other than the United States, any state thereof or any other political subdivision thereof.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any derivative contract (and calculated based on termination values as of any relevant date);

(d)          all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           capital leases; and

(g)          all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any derivative contract on any date shall be deemed to be the termination value thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 10.04.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means, as to any Loan, (x) the last day of the then current Interest Period applicable to such Loan and (y) the Maturity Date.

“Interest Period” means, as to each Loan, (x) the initial period commencing on the date such Loan is disbursed or continued and ending on the date three (3) months thereafter and (y) each successive three-month period thereafter; provided that:

(a)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the preceding Business Day;

(b)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)           no Interest Period shall extend beyond the Maturity Date; and

(d)           the Interest Period applicable to Loans and other obligations accruing interest at the Default Rate under any Loan Document shall be daily.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Laws” means, collectively, all international, foreign, U.S. federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto or as determined pursuant to Section 10.06.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as such Lender may from time to time notify to the Borrower and the Administrative Agent.

“LIBOR” means, in relation to any Loan, the applicable Screen Rate as of 11:00 a.m. London time on the Quotation Day for the offering of deposits in US Dollars for a period comparable to the Interest Period for that Loan.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Lien Grantor” means Synutra International.

“Loan” has the meaning specified in Section 2.01(a).

“Loan Documents” means this Agreement, the First Amendment Agreement, the Collateral Agreement or any other Security Documents, the Fee Letter and any other fee and expense reimbursement letter agreements entered into among the parties hereto in connection herewith.

“Loan Drawdown Notice” means a request for a Loan substantially in the form of Exhibit B hereto.

“London Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of England, or are in fact closed in London and on which dealings in US Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” means any “margin stock” (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, operations, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document; or (c) a material adverse effect upon the Collateral or upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document.

“Material Subsidiary” means any Subsidiary of the Borrower that would be a “significant subsidiary” for purposes of the consolidated financial statements of the Borrower, as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the United States Securities Act of 1933, as amended, as such regulation is in effect from time to time; provided that the term “10 percent” in each of clause (1) and (2) of such Rule will be substituted by the term “5 percent” for purposes of this determination; provided further that Synutra, Inc. shall at all times be a Material Subsidiary.

“Maturity Date” means October 11, 2010 in regard to each Loan, or if such date is not a Business Day, the preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Net Cash Proceeds” means, in respect of any transaction, proceeds received in cash or cash equivalents (including, at the time they are received, any deferred proceeds) less any fees, commissions, or other costs of such transaction, including, without limitation, taxes reasonably estimated to be actually payable in connection with such transaction.

“Notice No. 75” has the meaning specified in Section 5.17.

“Obligation Currency” has the meaning specified in Section 10.18.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of~~,~~ the Borrower ~~arising~~ under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning specified in Section 10.06(c).

“Permitted Distribution” means any:

(a)           repayment, prepayment or payment of any revolving Indebtedness that is not accompanied by, or made as a result of, a reduction or termination in the associated commitment of the lenders thereof;

(b)           any repayment, prepayment or payment of any principal or interest in respect of any Indebtedness that is accompanied by a prepayment of the Loans substantially concurrently with the making of such repayment, prepayment or payment pursuant to and in accordance with Section 2.02(d); and

(c)           any other Distribution made with the prior written consent of all the Required Lenders.

“Permitted Holders” means any or all of the following:

(a)           Liang Zhang and Xiuqing Meng; and

(b)           any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 95% or more by Persons specified in clause (a).

“Permitted Liens” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien imposed by a Governmental Authority in connection with any Foreign Plan, any such Lien relating to or imposed in connection with any environmental claim):

(a)           Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 6.03;

(b)           Liens arising pursuant to any Loan Document;

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           the existing Liens set forth on Schedule 7.01;

(e)           in the case of the Borrower, other Liens so long as :

the aggregate fair market value of all assets of the Borrower which are subject to Liens permitted only by this paragraph (e) does not exceed US$1.0 million~~;~~ .

(f)           statutory Liens of landlords, Liens of collecting banks under the Uniform Commercial Code on items in the course of collection, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(g)          deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(h)          any attachment or judgment Lien not constituting an Event of Default under Section 8.01(j);

(i)            licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties and not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

(j)            easements, right-of-way restrictions, encroachments, and other minor defects or irregularities in titles, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(k)           any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(l)            Liens arising from filing Uniform Commercial Code financing statements relating solely to leases not prohibited by this Agreement;

(m)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n)          any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(o)           Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Borrower and its Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Stock” means any shares of Capital Stock of Synutra, Inc. constituting Collateral.

“PRC” means the People’s Republic of China.

“Pro Rata Amount” shall have the meaning specified in Section 2.02(c).

“Qualifying Capital Increase” means, pursuant to a single transaction or series of transactions occurring on or after the First Amendment Effective Date, the issuance of Capital Stock by the Borrower, incurrence of Indebtedness of the type described in clause (a) of the definition of “Indebtedness” by the Borrower or other contribution to the capital of the Borrower, the Net Cash Proceeds of which, in aggregate with any other such transaction or transactions, are no less than US$35,000,000.

“Qualifying Excess Cash” means the aggregate unrestricted cash held by the Disposing Subsidiaries immediately following their receipt of the Net Cash Proceeds from the Disposition of (a) the three dairy farms owned by Heilongjiang Baoquanling Shengyuan Dairy Cow Breeding Co., Ltd. (“Baoquanling”), and (b) the two milk powder production facilities owned by Heilongjiang Baoquanling Shengyuan Dairy Co., Ltd. (together with Baoquanling, the “Disposing Subsidiaries”) pursuant to a sales contract dated September 9, 2009, less any such cash required to meet all direct obligations, contingent obligations and working capital needs in each of the Disposing Subsidiaries, in an amount to be reasonably agreed between the Borrower and the Administrative Agent at the time of such receipt, and provided that, the Borrower within 14 days following receipt of such Net Cash Proceeds, delivers to the Administrative Agent and each Lender a comprehensive computation of the proposed utilization of such Net Cash Proceeds (including without limitation the agreed deductions), in a form reasonably satisfactory to the Administrative Agent.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two London Business Days before the first day of that period unless market practice differs in the London interbank market, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in the London interbank market (and if quotations for that currency for that period would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means the principal office of ~~ABN AMRO~~The Royal Bank of Scotland N.V. or such other banks as may be appointed by the Administrative Agent in consultation with the Borrower.

“Register” shall have the meaning specified in Section 10.06(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, as of any date of determination, Lenders having Applicable Percentages aggregating at least 66-2/3%.

“Responsible Officer” means any of the president, chief executive officer and chief financial officer of the Borrower.  Any document delivered hereunder signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest or of any option, warrant or other right to acquire any such equity interest.

“Screen Rate” means the British Bankers' Association Interest Settlement Rate for US Dollars for the relevant period displayed on Reuters screen page LIBOR01.  If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security Documents” means the Collateral Agreement and any additional pledges, security agreements or mortgages required to be delivered from time to time pursuant to this Agreement or the Collateral Agreement, and any instruments of assignment or other instruments or agreements executed pursuant to the foregoing.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Synutra International” means Synutra International, Inc., a Delaware corporation.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“United States” and “U.S.” mean the United States of America.

“US Dollar” and “US$” mean lawful money of the United States.

“US Dollar Equivalent” means (a) with respect to an amount in US Dollars, such amount in US Dollars, and (b) with respect to an amount in a currency other than US Dollars on any date for calculation or payment (as the case may be), the amount in US Dollars that would be exchanged for such currency at the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for the business day (being a day (excluding Saturdays and Sundays) on which banks are generally open in New York) immediately preceding such date.

“U.S. SEC” means the United States Securities and Exchange Commission or any successor Governmental Authority.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

Section 1.02.  Other Interpretive Provisions.   With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)        The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)         (i)          The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar im port when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)         Article, Section, Exhibit and Appendix references are to the Loan Document in which such reference appears.

(iii)        The term “including” is by way of example and not limitation.

(iv)        The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d)        Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e)        References to “him” or “he” or “his” shall also refer to the opposite gender.

Section 1.03.  Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

Section 1.04.  References to Agreements, Laws and Persons.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law and (c) references to any Person include its successors and permitted assigns.

Section 1.05.  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Hong Kong time.

ARTICLE 2
The Commitments and the Loans

Section 2.01.  Loans.

(a)        Subject to the terms and conditions set forth herein, each Lender severally agrees to (i) make loans (the “Loans”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed such Lender’s Applicable Percentage of the Commitment.  The Commitment is not revolving in nature, and amounts repaid or prepaid may not be reborrowed.

(b)        Following receipt of a Loan Drawdown Notice, the Administrative Agent shall promptly notify each Lender of the date of borrowing specified therein and the amount of such Lender’s Loan; provided that (i) the Borrower shall deliver not more than an aggregate number of 5 Loan Drawdown Notices and (ii) the first Loan Drawdown Notice shall be for an aggregate principal amount of no less than US$35.0 million.  Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the Loan Drawdown Notice.  Upon satisfaction of the conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)        The Commitment shall terminate at the close of business on the last day of the Availability Period whether or not Loans were made.

Section 2.02.  Prepayments.

(a)        Optional.  The Borrower may, upon notice to the Administrative Agent, on any Business Day voluntarily prepay any Loan in whole or in part without premium or penalty, but subject to Section 3.05; provided that such notice must be received by the Administrative Agent not later than 1:00 p.m. local time at the Administrative Agent’s Office thirty Business Days prior to any date of prepayment and (ii) any prepayment of a Loan shall be in a principal amount of US$5,000,000 or a multiple of US$1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding under such Loan.  Each such notice shall specify the date and amount of such prepayment and shall be delivered to the Lender appropriately completed and signed by a Responsible Officer.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s proportionate principal amount outstanding in respect of the Loans).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)        Mandatory – Change of Control.  Upon the occurrence of a Change of Control, but subject to Article 8, (x) the Borrower shall, on the first Business Day thereafter, prepay, without premium or penalty, but subject to Section 3.05, all and any amounts outstanding under the Loans and (y) any remaining Commitments shall terminate.

(c)        Mandatory – Prepayment of other Indebtedness. If the Borrower and/or any of its Subsidiaries makes, or proposes to make, any Distribution as described in paragraph (d) of the definition of “Distribution”, except for a Distribution of the type described in paragraph (a) of the definition of “Permitted Distribution”, the Borrower shall, substantially concurrently with the making of such Distribution, prepay the Loans by an amount equal to the Pro Rata Amount.

For the purposes of this Section 2.02(c), “Pro Rata Amount” means, at the date of the relevant Distribution or proposed Distribution, an amount equal to (x) the quotient equal to the US Dollar Equivalent of the amount of such Distribution divided by the amount of the total outstanding Indebtedness (including any commitment to provide such Indebtedness) to which such Distribution relates immediately prior to such Distribution on such date, multiplied by (y) the total outstanding Loans on such date.

(d)        Mandatory – Qualifying Capital Increase.  In the event that a Qualifying Capital Increase occurs on or prior to June 30, 2010, the Borrower shall, within 30 days after the date of the Qualifying Capital Increase, prepay the Loans outstanding on such date in full.

Section 2.03.  Repayment of Loans.  Subject to Section 2.02(b) and Article 8, the Borrower shall repay to the Lenders on the Maturity Date the principal amount of all Loans outstanding on such date.

Section 2.04.  Interest.

(a)        Subject to the provisions of subsection (b) below and other relevant provisions hereof, each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Rate. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(b)        The Administrative Agent shall promptly notify the Borrower and each of the Lenders of the interest rate applicable to any Interest Period for the Loans upon determination of such interest rate.

(c)        If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate at all times equal to the Default Rate, to the fullest extent permitted by applicable Laws.  Furthermore, while any Event of Default has occurred and is continuing, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at an interest rate equal to the Default Rate, to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past-due amounts (including interest on past-due interest) shall be due and payable upon demand.

(d)        Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.05.  Computation of Interest.  All computations of interest hereunder shall be made on the basis of a 360-day year and actual days elapsed; provided that Obligations accruing interest at the Default ~~Interest~~Rate shall be calculated on a compounded daily basis.  Interest shall accrue for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is repaid.

Section 2.06.  Evidence of Debt.  Each Loan made by a Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and such Lender shall be conclusive absent manifest error of the amount of any Loan made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.07.  Payments Generally; Administrative Agent’s Clawback.  (a) General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)        Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Credit Extension that such Lender will not make available to the Administrative Agent such Lender’s share of such Credit Extension, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.01 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Base Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrower, the Base Rate plus the Applicable Rate.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Credit Extension.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)        Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)        Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)        Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)        Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 2.08.  Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any Loan due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Loans due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Loans due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Loans owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Loans owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Loans owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Loans then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section 2.08 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.08 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.09.  Fees and Expenses.

(a)           Fees and Expenses.  Within five Business Days after presentation of the relevant invoices to the Borrower, the Borrower shall pay to the Administrative Agent the amount of all fees and expenses payable by the Borrower pursuant to Section 10.04.

(b)           Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each of the Lenders in accordance with its Applicable Percentage, a commitment fee at a rate per annum equal to 1.00% on the actual daily amount by which the Commitment exceeds the aggregate outstanding amount under the Loans.  The commitment fee shall accrue at all times during the relevant Availability Period, including at any time during which one or more of the conditions in Article 4 is not met.  The commitment fee shall be calculated and payable on the last day of the Availability Period.

(c)           Other Fees.  On the earlier of (x) the date of the first Credit Extension and (y) the fifth Business Day after the Closing Date, the Borrower shall pay to the Administrative Agent and the Arranger any fees and expenses payable pursuant to the Fee Letter.

ARTICLE 3
Taxes, Yield Protection and Illegality

Section 3.01.  Taxes.

(a)           Any and all payments by the Borrower to or for the account of a Lender, the Arranger or the Administrative Agent under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, except as required by law.  If the Borrower shall be required by any Laws to deduct any Indemnified Taxes (including Other Taxes) from or in respect of any sum payable under any Loan Document to any of the Lenders, the Arranger or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of the Lenders, the Arranger and the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) as promptly as practicable after the date of such payment, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.

(b)           Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           The Borrower agrees to indemnify the Administrative Agent, the Arranger and each of the Lenders for (i) the full amount of any Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent, the Arranger or such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto.  Payment under this subsection (c) shall be made to the Administrative Agent, the Arranger or Lender within ten days after the date the Administrative Agent, the Arranger or Lender makes a demand therefor.

(d)           Any Foreign Lender shall, to the extent it may lawfully do so, deliver to Borrower (with a copy to the Administrative Agent) (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or as otherwise prescribed by applicable Law, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower to determine the withholding or deduction required to be made.

(e)           Any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of Borrower that it is an exempt recipient (as defined in section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to Borrower (with a copy to the Administrative Agent) (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent or as otherwise prescribed by applicable Law, but only if such Lender is legally entitled to do so), duly executed and properly completed copies of Internal Revenue Service Form W–9.

(f)            If a Lender, the Arranger or the Administrative Agent determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the Arranger or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of such Lender, the Arranger or the Administrative Agent, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Arranger or such Lender in the event the Administrative Agent, the Arranger or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, or the Arranger or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person.

Section 3.02.  Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund any Loan, or to determine or charge interest rates based upon LIBOR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make such Loan shall be suspended until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice with respect to any Loan, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay such Loan.  Notwithstanding the foregoing, the Borrower may, at its option by notice to any Lender, in lieu of prepaying a Loan pursuant to this Section 3.02, elect that such Loan shall bear interest at the Alternate Interest Rate from the date on which such prepayment would otherwise have been required until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise thereto no longer exist.  The Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.

Section 3.03.  Inability To Determine LIBOR.  If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining LIBOR for any day, or that LIBOR for any day does not adequately and fairly reflect the cost to the Lenders of funding the Loans, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the Loans shall bear interest at the Alternate Interest Rate until the Administrative Agent (upon instruction of the Required Lenders) revokes such notice.

Section 3.04.  Increased Cost and Reduced Return; Capital Adequacy.

(a)           If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s or Administration Agent’s compliance therewith, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States, Hong Kong or any other foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office; and it being understood that, to the extent duplicative of the provisions of Section 3.01, this Section 3.04 shall not apply to Taxes), or (iii) regulatory costs (whether or not reflected in an adjustment by such Lender to LIBOR), then from time to time upon demand of such Lender through the Administrative Agent, the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)           If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender through the Administrative Agent, the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

Section 3.05.  Funding Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of (a) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow a Loan on the date or in the amount notified by the Borrower in accordance with this Agreement, or (b) the prepayment of any principal of any Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 3.06.  Requests for Compensation.  A certificate of a Lender or the Administrative Agent claiming compensation under this Article 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, a Lender or the Administrative Agent may use any reasonable averaging and attribution methods.

Section 3.07.  Survival.  All of the Borrower’s obligations under this Article3 shall survive termination of the Commitment and repayment of all other Obligations hereunder.

ARTICLE 4
Conditions Precedent

Section 4.01.  Conditions to All Credit Extensions.  The obligation of any Lender to make any Credit Extension hereunder is subject to satisfaction of the following conditions precedent; provided that the Lenders may waive any such condition in their sole discretion:

(a)           The receipt by the Administrative Agent on or prior to the date of the first Credit Extension, and the continuation in full force and effect on the date of any subsequent Credit Extension, of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed, each dated the date of the first Credit Extension (or, in the case of certificates of governmental officials, a recent date before the date of the first Credit Extension) and each in form and substance satisfactory to the Administrative Agent (relying on legal counsel’s confirmation) and its legal counsel:

(i)            counterparts of this Agreement, duly executed by each party thereto;

(ii)           counterparts of the Collateral Agreement, duly executed by each party thereto;

(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of any such Responsible Officer authorized to so act in connection with this Agreement and the other Loan Documents;

(iv)          such documents and certifications as the Administrative Agent may reasonably require to evidence (x) that the Borrower, the Lien Grantor and Synutra, Inc. are duly organized or formed, validly existing and in good standing and (y) have taken all necessary or appropriate corporate or other actions to authorize and enter into the Loan Documents;

(v)           a favorable opinion of O’Melveny & Myers LLP, United States counsel to the Borrower, addressed to each of the Lenders and the Administrative Agent, substantially in the form set forth in Exhibit C hereto and such other matters concerning the Borrower, the Lien Grantor, Synutra, Inc. and the Loan Documents as any of the Lenders and the Administrative Agent may reasonably request in form and substance satisfactory to each of the Lenders and the Administrative Agent;

(vi)          a favorable opinion of DeHeng Law Office, PRC counsel to the Borrower, addressed to each of the Lenders and the Administrative Agent, substantially in the form set forth in Exhibit D hereto and such other matters concerning the Borrower, the Lien Grantor, Synutra, Inc. and the Loan Documents as any of the Lenders and the Administrative Agent may reasonably request in form and substance satisfactory to each of the Lenders and the Administrative Agent;

(vii)         a favorable opinion of Bell, Boyd & Lloyd LLP, Illinois counsel to the Borrower, addressed to each of the Lenders and the Administrative Agent, substantially in the form set forth in Exhibit E hereto and such other matters concerning the Borrower, the Lien Grantor, Synutra, Inc. and the Loan Documents as any of the Lenders and the Administrative Agent may reasonably request in form and substance satisfactory to each of the Lenders and the Administrative Agent;

(viii)        a certificate signed by the Borrower certifying (A) that the conditions specified in Sections 4.01(c) and (d) have been satisfied, and (B) that since the respective dates of which information is set forth in the Disclosure Documents, there has been no event or circumstance, either individually or in the aggregate, that has had or would be reasonably expected to have a Material Adverse Effect; and

(ix)          satisfactory evidence of the appointment of the New York process agent specified in Section 10.16.

(b)           The Collateral Requirement shall have been satisfied.

(c)           The representations and warranties of the Borrower and the Lien Grantor contained in Article 5 of this Agreement or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of (i) the Closing Date and (ii) as applicable, immediately prior to and after giving effect to the relevant Credit Extension; provided that, with respect to Schedules 5.10 and 5.16, the Borrower may, in connection with any Credit Extension, update such schedules, solely to reflect any additional Subsidiaries the Borrower may have formed or acquired.

(d)           No Default shall exist, or would result from the relevant Credit Extension and all of the Loan Documents shall be in full force and effect.

(e)           Prior to the date of the first Credit Extension, (i) the Borrower shall have filed with the U.S. SEC restated audited annual financial statements (accompanied by an unqualified audit opinion of independent auditors qualified to practice before the U.S. SEC) and interim financial statements for the historical periods referred to in the Borrower’s Form 8-K dated August 17, 2007 filed with the U.S. SEC, except for the interim financial statements for the period ended June 30, 2006 which are covered by the Borrower’s Form 10-Q dated October 5, 2007 filed with the U.S. SEC, (ii) the filing of these restated financial statements and any revised historical financial information or on-going changes to accounting practices or principles of the Borrower reflected therein shall not have had or be reasonably expected to have a Material Adverse Effect, (iii) the common stock of the Borrower shall not have been or be reasonably expected to be delisted from the NASDAQ Global Markets and (iv) the Borrower shall have delivered to the Administrative Agent a certificate signed by the Borrower certifying that the conditions specified in this Section 4.01(e) have been satisfied.

(f)            Unless waived by the Administrative Agent, the Collateral Agent or the relevant Lender, all fees and reasonable expense reimbursements arising under or in connection with a Loan Document and payable to any Lender, the Administrative Agent or the Collateral Agent by the Borrower or the Lien Grantor shall either (x) have been paid and satisfied or (y) arrangements satisfactory to the Administrative Agent, in its reasonable discretion, regarding the concurrent or expected future payment of such fees and expenses in a timely manner shall have been established.

(g)           The Availability Period is continuing.

(h)           The Commitment has not been terminated.

(i)            The Administrative Agent’s receipt of a Loan Drawdown Notice at least five Business Days prior to the date of the respective Credit Extension.

(j)            Payment of all loans and other obligations outstanding under the Bridge Loan, if any, shall concurrently be made from the proceeds of the first Credit Extension.

(k)           All fees and expenses payable by the Borrower to the Administrative Agent, the Arranger and the Lenders pursuant to any Loan Document shall have been paid or shall concurrently be paid out of the proceeds from such Credit Extension.

(l)            Such other assurances, certificates, documents, consents or opinions as any of the Lenders or the Administrative Agent reasonably may require.

Without limiting the generality of the provisions the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01 and for purposes of any actions taken by the Administrative Agent under this Section 4.01 only, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the date of the relevant Credit Extension specifying its objection thereto.

ARTICLE 5
Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01.  Existence, Qualification and Power; Compliance with Laws.  The Borrower and each Material Subsidiary (a) in the case of the Borrower, is duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware, and in the case of a Material Subsidiary, is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction where it was organized or formed, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02.  Authorization; No Contravention.  The execution, delivery and performance by the Borrower of each Loan Document to which it is a party, have been duly authorized by all necessary corporate action, and do not and will not contravene the terms of any of its Organization Documents.  The execution, delivery and performance by the Borrower of each Loan Document to which it is a party do not and will not (a) conflict with or result in any breach or contravention of, or the creation of any Lien (other than the Liens created by the Collateral Agreements) under, (i) any Contractual Obligation to which the Borrower or any Affiliate of the Borrower is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or any Affiliate of the Borrower or his or its property is subject; or (iii) violate any Law.

Section 5.03.  Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document.

Section 5.04.  Binding Effect.  This Agreement has been, and each other Loan Document to which the Borrower is a party, when delivered hereunder, will have been duly executed and delivered by the Borrower.  This Agreement constitutes, and each such other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05.  Disclosure Documents; No Material Adverse Effect.

(a)           The Disclosure Documents do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading except as to certain potential changes to the annual financial statements and quarterly reports of the Borrower disclosed in the Form 8-K filed with the U.S. SEC on August 17, 2007.

(b)           Since the respective dates as of which information is set forth in the Disclosure Documents, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06.  Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Affiliate of the Borrower or against any of its or their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

Section 5.07.  No Default.  Neither the Borrower nor any Affiliate of the Borrower is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08.  Ownership of Collateral; Liens. The Borrower has good title to the Collateral and the Capital Stock of Synutra, Inc. constituting the pledged Collateral has been duly and validly issued, and is outstanding and non-assessable and is registered in the name of the Borrower on the stock transfer records of Synutra, Inc.  The Collateral is also not subject to any Liens other than those permitted by Section 7.01.

Section 5.09.  Taxes.  The Borrower and each Material Subsidiary has filed all material tax returns and reports required to be filed, and has paid all material taxes, assessments, fees and other governmental charges levied or imposed upon him or it or his or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Affiliate of the Borrower that would, if made, have a Material Adverse Effect.

Section 5.10.  Subsidiaries.  Except for the information set forth on Schedule 5.10 hereto with respect to identity and percentage ownership, the Borrower has no Subsidiaries.

Section 5.11.  Investment Company Act.  Neither the Borrower nor any Person Controlling the Borrower is or is required to be registered as an “investment company” under the United States Investment Company Act of 1940, as amended.

Section 5.12.  Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any Affiliate of the Borrower is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to the Lenders or the Administrative Agent in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent noted in the Borrower’s Form 8-K filed with the U.S. SEC on August 17, 2007.

Section 5.13.  Compliance with Laws.  The Borrower and each Affiliate of the Borrower is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to him or it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.14.  Security Interests.  Each of the representations and warranties of Synutra International and of Synutra, Inc. contained in the Collateral Agreement is true and correct.

Section 5.15.  Pari Passu Ranking.  The payment Obligations of the Borrower under the Loan Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to the Borrower generally.

Section 5.16.  Corporate Chart.  The corporate chart attached as Schedule 5.16 hereto sets out the corporate and shareholding structure of the Borrower and its Subsidiaries and such corporate chart and the information contained therein is true, complete and accurate.

Section 5.17.  Government Approvals.  Each of Xiuqing Meng and Liang Zhang has obtained all applicable governmental licenses, registrations, authorizations, consents and approvals for their respective direct or indirect investments in the Borrower, including any registration pursuant to Article 1 of the Notice (Hui Fa 2005 No. 75) issued by the State Administration of Foreign Exchange of the PRC (the “Notice No. 75”) and has delivered all applicable notices to Governmental Authorities in connection therewith.

Section 5.18.  Distributions.  Each Subsidiary of the Borrower has obtained or completed (a) all approvals, consents, exemptions, authorizations or other actions by or notices to, or filings with any Governmental Authority or any person and (b) any corporate or shareholder approval necessary or required in order to permit such Subsidiary to pay dividends or make any other distributions on its Capital Stock.

Section 5.19.  Common Stock.  As of the date hereof, the aggregate number of outstanding shares of common stock of the Borrower is 54,000,713.

ARTICLE 6
Affirmative Covenants

So long as any Commitment shall be in effect or any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied:

Section 6.01.  Information.  The Borrower will deliver promptly to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent, such information regarding the business, assets or affairs of the Borrower, the Collateral or compliance with the terms of the Loan Documents, as the Administrative Agent at the request of any of the Lenders may from time to time reasonably request.

Section 6.02.  Notices.  The Borrower will promptly notify each of the Lenders and the Administrative Agent:

(a)           of the occurrence of any Default; and

(b)           of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) a breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or a Material Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or a Material Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or a Material Subsidiary.

Each notice pursuant to this Section 6.02 shall be accompanied by a statement of a Responsible Officer, setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.02(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.03.  Payment of Obligations.  The Borrower will pay and discharge as the same shall become due and payable, all obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon the Borrower or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower; (b) all material lawful claims which, if unpaid, would by law become a Lien upon his (or her) or its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 6.04.  Preservation of Existence, etc.  The Borrower will, and will procure that each Material Subsidiary will, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the respective jurisdiction of its organization; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.05.  Compliance with Laws.  The Borrower will, and will procure that each Material Subsidiary will comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

Section 6.06.  Books and Records.  The Borrower will maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and the Borrower shall take all commercially reasonable actions to restate its annual financial statements and quarterly reports to the extent described in the Borrower’s Form 8-K with the U.S. SEC on August 17, 2007.

Section 6.07.  Inspection Rights.  The Borrower will permit representatives and independent contractors of each of the Lenders and the Administrative Agent to examine its corporate, financial and operating records (including any documents relating to the Collateral), and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice; provided, however, that when an Event of Default exists the Administrative Agent or such Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 6.08.  Use of Proceeds.  The Borrower will use the proceeds of any Loans made to it (a) to pay all obligations outstanding under the US $35.0 million loan made pursuant to the loan agreement dated as of April 19, 2007 among Synutra International, Inc., Liang Zhang, Xiuqing Meng, and ABN AMRO Bank N.V. (the “Bridge Loan”) and the remainder for capital expenditures, asset acquisitions and general corporate purposes; provided that all obligations outstanding under the Bridge Loan shall be paid from the proceeds of the Credit Extension made pursuant to the first Loan Drawdown Notice;

(b)           not in contravention of any Law or any Loan Document; and

(c)           not, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock;

provided that, in any event, the proceeds will not be applied to any business activities of the Borrower or any of its Subsidiaries or Affiliates or, to the knowledge of the Borrower, the business activities of the Borrower’s or any of its Subsidiaries’ or Affiliates’ customers, in or related to Iran, Sudan or Myanmar or other restricted jurisdictions, or with or related to any restricted person, for so long as the United States, the European Union or any member country of the European Union, or the United Nations Security Council maintain mandatory economic sanctions against the relevant jurisdiction or person.

Section 6.09.  Know Your Customer Checks.  The Borrower will promptly upon the request of any Lender or the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Lender or the Administrative Agent (for itself or on behalf of any Participant) in order for the Administrative Agent, such Lender or any Participant or Assignee to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

Section 6.10.  Pari Passu Ranking.  The Borrower will ensure that its payment Obligations under the Loan Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to the Borrower generally.

Section 6.11.  Unlawful Contributions.  The Borrower will not, and, as applicable, will not permit any of its Subsidiaries or any director, officer, agent, employee or other person acting with specific instruction from the Borrower or, as applicable, any of its Subsidiaries, to (a) use any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) make any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds or (c) make any bribe or other unlawful payment.

Section 6.12.  Distributions.  The Borrower will procure that each Subsidiary of the Borrower has, at all times, obtained or completed (a) all approvals, consents, exemptions, authorizations or other actions by or notices to, or filings with any Governmental Authority or any person and (b) any corporate or shareholder approval necessary or required in order to permit such Subsidiary to pay dividends or make any other distributions on its Capital Stock.

Section 6.13.  Compliance Certificates.

The Borrower will deliver to the Administrative Agent and each of the Lenders (a) within 60 days after the end of any fiscal quarter of the Borrower, a certificate of a Responsible Officer of the Borrower stating ~~the Consolidated Interest Coverage Ratio and the Consolidated Leverage Ratio, each as of the end of the most recent fiscal quarter of the Borrower and showing in reasonable detail the calculation of the Consolidated Interest Coverage Ratio and the Consolidated Leverage Ratio, including the arithmetic computations of each component of these ratios,~~for fiscal quarters ending on or after December 31, 2009, the Consolidated EBITDA and (b) as soon as possible and in any event within 5 Business Days after the Borrower becomes aware or should reasonably become aware of the occurrence of a Default, a certificate of a Responsible Officer of the Borrower, setting forth the details of the Default, and the action which the Borrower proposes to take with respect thereto.

Section 6.14.  Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, the Borrower shall and cause each of its ~~subsidiaries~~Subsidiaries to (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject the Borrower’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Lenders, the Administrative Agent or the Collateral Agent under any Loan Document or under any other instrument executed in connection with any Loan Document to which the Borrower or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

Section 6.15.  Synutra, Inc. (a) The Borrower shall procure that Synutra, Inc. and its Subsidiaries do not Dispose of any of their respective assets to a Person other than Synutra, Inc. or any of its Subsidiaries, other than in a Disposition (or series of related Dispositions) (i) that is made in Synutra, Inc.’s and its Subsidiaries’ ordinary course of business, (ii) in which the consideration received by Synutra, Inc. and its Subsidiaries is equal to or greater than the fair value of the Disposed property and (iii) with respect to which, if the fair value of the Disposed property is greater than US$1.0 million, the board of directors of the Borrower has resolved that the consideration received is equal to or greater than the fair value of the Disposed property.

(b)           The Borrower shall procure that Synutra, Inc. and its Subsidiaries shall not extend any loan to, make any equity contribution to or make any other investment in a Person other than Synutra, Inc. or any of its Subsidiaries, other than any such transaction (or series of transactions) (i) that is made in Synutra, Inc.’s and its Subsidiaries’ ordinary course of business, (ii) in which the property acquired by Synutra, Inc. is equal to or greater than the fair value of the aggregate amount of any such loan, contribution and investment and (iii) with respect to which, if the aggregate amount of any such loan, contribution and investment is greater than US$1.0 million, the board of directors of the Borrower has resolved that the fair value of the property acquired is equal to or greater than the aggregate amount of any such loan, contribution and investment.

(c)           The Borrower shall procure that Synutra, Inc. and its Subsidiaries shall not provide any Guarantee of any Indebtedness or other obligation payable or performable by another Person, other than Synutra, Inc. or any of its Subsidiaries that exceeds US$1.0 million.

(d)           The Borrower shall procure that Synutra, Inc. and its Subsidiaries shall not issue, transfer or sell any of their respective equity securities to another Person, other than, in the case of Synutra, Inc.’s equity securities, the Borrower, and in the case of any of Synutra, Inc.’s Subsidiaries’ equity securities, other than in the ordinary course of business and for a contribution that is equal to or greater than the aggregate fair value of the securities so issued, transferred or sold and, if the aggregate fair value of the securities so issued, transferred or sold is greater than US$1.0 million, the board of directors for the Borrower has resolved that the consideration received is equal to or greater than the fair value of such securities.

(e)           The Borrower shall continue to operate through Synutra, Inc. or its Subsidiaries all of the business lines that it, as of the Closing Date, operates through Synutra, Inc. or its Subsidiaries, other than business lines that the Borrower discontinues in its ordinary course of business.

Section 6.16 Monthly Reports. The Borrower shall within 30 days following the last day of each calendar month (commencing with the calendar month ending on February 28, 2010), deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent, information relating to (a) the consolidated profit and loss statement and consolidated balance sheet for the Borrower and its Subsidiaries as at the end of such month; (b) the aggregate unrestricted cash and cash equivalents held by the Borrower and its Subsidiaries as at the end of such month, and (c) all bank borrowings (if any), including outstanding principal amounts thereof, of the Borrower and its Subsidiaries as at the end of such calendar month, in each case in the form used for the Borrower’s internal management reports as at the First Amendment Effective Date or such other form agreed between the Borrower and the Administrative Agent.

Section 6.17 Cash Deposit Account and Cash Deposit. The Borrower shall:

(a)           maintain the Cash Deposit Account, comply with all material terms of the Cash Deposit Account (including the making of all payments in connection therewith) and not make any withdrawals from or create any Lien upon the Cash Deposit Account without the prior written consent of the Administrative Agent acting on instructions of the Required Lenders;

(b)           maintain a Cash Deposit amount of not less than US$5,000,000;

(c)           if a Qualifying Capital Increase is not consummated on or before June 30, 2010, the Borrower shall increase the Cash Deposit by US$2,500,000 (to an aggregate amount not to exceed US$7,500,000) within 14 days after such date; and

(d)           increase the Cash Deposit by an amount equal to the Qualifying Excess Cash within 14 days after receipt of the proceeds of the Dispositions referred to in the definition of Qualifying Excess Cash by the Disposing Subsidiaries, provided that, the Cash Deposit shall not at any time be required to exceed US$10,000,000.

ARTICLE 7
Negative Covenants

So long as the Commitment shall be in effect or the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, directly or indirectly:

Section 7.01.  Liens.  Create, incur, assume or suffer to exist any Lien upon any of its assets, whether now owned or hereafter acquired, other than Permitted Liens; provided that, in any event, at no time shall any Liens other than Collateral Permitted Liens exist with respect to the Collateral.

Section 7.02.  Fundamental Changes.  (a) Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any other Person.

(b)           Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

Section 7.03.  Restricted Payments on Stock.  In the case of the Borrower, declare or make, directly or indirectly, any Restricted Payment in an aggregate amount, when taken together with any other Restricted Payment during the immediately preceding 12-month period, in excess of 30.0% of Consolidated Net Income.

Section 7.04.  Financial Covenants.

(a)           ~~Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower ending on or after October 1, 2007 to be lower than 5.00.~~Intentionally omitted.

(b)           ~~Permit the Consolidated Leverage Ratio as of the end of a fiscal quarter of the Borrower to be higher than the Maximum Consolidated Leverage Ratio set forth with respect to such fiscal quarter in the following table:~~ Intentionally omitted.

~~With respect a fiscal quarter ending during the period beginning on~~	~~Maximum Consolidated Leverage Ratio~~
~~October 1, 2007 (inclusive) and ending on September 30, 2008 (inclusive)~~	~~2.00~~
~~October 1, 2008 (inclusive) and ending on September 30, 2009 (inclusive)~~	~~1.80~~
~~October 1, 2009 (inclusive) and ending on the Maturity Date (inclusive)~~	~~1.50~~

(c)           ~~Permit Consolidated Tangible Net Worth on any date to be less than the Minimum Tangible Net Worth set forth for such date in the following table:~~Intentionally omitted.

~~On any date during the period beginning on~~	~~Minimum Consolidated Tangible Net Worth~~
~~January 1, 2008 (inclusive) and ending on December 31, 2008 (inclusive)~~	~~US$132 million~~
~~January 1, 2009 (inclusive) and ending on December 31, 2009 (inclusive)~~	~~US$200 million~~
~~January 1, 2010 (inclusive) and ending on the Maturity Date (inclusive)~~	~~US$265 million~~

(d)     Intentionally omitted.

~~(d)~~ (e) Permit the ~~ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth on any date to be higher than the Maximum~~Consolidated EBITDA for any Measurement Period ending on any of the following dates to be any lower than the Minimum Consolidated ~~Indebtedness to Consolidated Tangible Net Worth Ratio~~EBITDA set forth for such date in the following table:

~~On any date during the period beginning on~~	~~Maximum Consolidated Indebtedness to Consolidated Tangible Net Worth Ratio~~
~~January 1, 2008 (inclusive) and ending on December 31, 2008 (inclusive)~~	~~0.80~~
~~January 1, 2009 (inclusive) and ending on December 31, 2009 (inclusive)~~	~~0.70~~
~~January 1, 2010 (inclusive) and ending on the Maturity Date (inclusive)~~	~~0.60~~

Measurement Period ending on	Minimum Consolidated EBITDA (US$ ‘000)
31 December, 2009	(55,075)
31 March, 2010	(15,109)
30 June, 2010	4,103
30 September, 2010	18,973

Section 7.05.  Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory and grants of licenses in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by any of the Borrower’s Subsidiaries to the Borrower or to a wholly-owned Subsidiary of the Borrower;

(e)           Other dispositions of property by the Borrower or any of the Borrower’s Subsidiaries in reliance on this Section 7.05(e), during any calendar year, which collectively have a fair-market value of less than US$10.0 million; ~~and~~

(f)            Dispositions of property by Synutra, Inc. and its Subsidiaries which are permissible under Section 6.15 of this Agreement~~.~~; and

(g)           the Dispositions referred to in the definition of “Qualifying Excess Cash”.

Section 7.06 Distributions. (a) Make any Distribution other than a Permitted Distribution, or (b) permit any of its Subsidiaries to make, any Distribution of the type listed in clause (d) of the definition of Distribution other than Permitted Distributions.

ARTICLE 8
Events of Default and Remedies

Section 8.01.  Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower fails to pay when due any amount of principal of any Loan, or the Borrower fails to pay any interest on any Loan, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document on or within five days after the due date thereof; or

(b)           Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.02, 6.04, 6.08, 6.10, 6.11 or 6.15 or Article 7, as applicable; or

(c)           Other Defaults.  The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  The Borrower or any Material Subsidiary (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee, (other than Indebtedness hereunder) in a principal amount in excess of US$1,000,000, or (ii) fails to observe or perform any other agreement or condition relating to any Indebtedness or Guarantee, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f)            Insolvency Proceedings, Etc.  The Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, or similar officer is appointed without the application or consent of the Borrower or such Material Subsidiary and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to the Borrower or any Material Subsidiary or to all or any material part of its property is instituted without the consent of the Borrower or such Material Subsidiary and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) The Borrower or any Material Subsidiary becomes unable or admits in writing his or its inability or fails generally to pay his or its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower or any Material Subsidiary and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Reduction or Loss of Capital.  A meeting is convened by the Borrower for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

(i)            Composition.  Any steps are taken, or negotiations commenced, by the Borrower or any Material Subsidiary or by any of their respective creditors with a view to proposing any kind of composition, compromise or arrangement involving such company or, as the case may be, such Person and any of its creditors; or

(j)            Analogous Proceedings.  There occurs, in relation to the Borrower or any Material Subsidiary in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their respective assets is subject, any event which, in the reasonable opinion of the Required Lenders, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in Sections 8.01(f) through (i) (inclusive) or the Borrower or any Material Subsidiary otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

(k)           Judgments.  There is entered against the Borrower or any Material Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding US$1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(l)            Cessation of Business.  The Borrower or any Material Subsidiary suspends or ceases or threatens to suspend or cease to carry on its businesses; or

(m)           Seizure.  All or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interests in, the Borrower or any Material Subsidiary are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

(n)           Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(o)           Lien Defects.  Any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or the Borrower or Synutra, Inc. shall so assert in writing; or

(p)           Material Adverse Change, etc.  Any event shall occur which has had or is reasonably likely to have a Material Adverse Effect; or

(q)           Change of Management, etc.  Any claim, demand or the commencement of any proceeding shall have been made or threatened to be made against the Borrower, or any of their respective Affiliates or employees (not limited to the filing of a lawsuit against any Affiliate or employee) which alleges any impropriety, illegality, negligence or contractual or fiduciary breach related to the performance of services by such Person that, if successful, would reasonably be expected to materially and adversely affect the Borrower or any Material Subsidiary; or

(r)            Judgment or Order.  Any judgment or order shall be entered in any investigative, administrative or judicial proceeding involving a determination that the Borrower (or an Affiliate of the Borrower) shall have violated in any material respect any civil or criminal law or regulation applicable to it.

(s)           Permitted Holders.  The Permitted Holders are the beneficial owners and “control”, as determined pursuant to Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended, of less than 50% plus one vote of the total voting power of the Voting Stock of the Borrower (or any successor entity).

(t )           Pledged Stock.  The Pledged Stock constitutes less than 100.0% of the total voting power of the Voting Stock of Synutra, Inc. (or any successor entity).

Section 8.02.  Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the Commitment to be terminated, whereupon the Commitment shall be terminated;

(b)           declare the unpaid principal amount of any Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           give instructions to the Collateral Agent to foreclose on the Collateral in accordance with the Collateral Agreement and with any other Security Documents then in existence; and

(d)           exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Commitments shall automatically terminate, and the unpaid principal amount of the Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03.   Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), subject to Article 3 and Article10, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order :

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) and amounts payable under Article3, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders, in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE 9
Administrative Agent

Section 9.01.  Appointment and Authority.

(a)           Each of the Lenders hereby irrevocably appoints ~~ABN AMRO~~RBS to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b)           The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent or the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral or any other collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 and Article10 (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02.  Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03.  Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04.  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it verbally  or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05.  Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06.  Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with offices in the United States and Hong Kong, or an Affiliate of any such bank with offices in the United States and Hong Kong.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07.  Non-reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08.  Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and to the Lenders, if the Administrative Agent shall consent to the making of such payments directly to the Lenders; and to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.09.  Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01; and

(b)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Collateral Permitted Liens.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 9.09.  In each case as specified in this Section 9.09, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or in each case in accordance with the terms of the Loan Documents and this Section 9.09.

Section 9.10.  No Other Duties.  Anything herein to the contrary notwithstanding, the Arranger listed on the cover page hereof shall have no powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent or a Lender hereunder.

ARTICLE 10
Miscellaneous

Section 10.01.  Amendments, etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)        waive any condition set forth in Section 4.01 (other than Section 4.01(f)), without the written consent of each Lender;

(b)        extend or increase the Commitment (or reinstate the Commitment if terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)        postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d)        reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e)        change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)        change  any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)        release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; ~~or~~

(h)        impose any greater restriction on the ability of any Lender under a Loan to assign any of its rights or obligations hereunder without the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties to the Fee Letter.

Section 10.02.  Notices and Other Communications; Facsimile Copies.

(a)        General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices to the applicable party on Schedule 10.02; or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party.  All notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for notices to the applicable party on Schedule 10.02, or to such other telephone number as shall be designated by such party in a notice to the other party.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to each of the Lenders and the Administrative Agent pursuant to Article 2 shall not be effective until actually received by each of the Lenders and the Administrative Agent.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.  Notices to any Lender not listed in Schedule 10.02 shall be transmitted to the address, facsimile number or (subject to subsection (c) below) electronic address specified by such Lender in the Assignment and Assumption.

(b)        Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and each of the Lenders.  Each of the Lenders and Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)        Limited Use of Electronic Mail.  Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.01, and to distribute Loan Documents for negotiation and execution by the parties thereto, and may not be used for any other purpose.

(d)        Reliance by Administrative Agent and Lender.  The Administrative Agent  and the Lenders shall be entitled to rely and act upon any notices reasonably believed by the Administrative Agent or such Lender, as applicable, to be given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each of the Lenders, its Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other communications with the Administrative Agent and each of the Lenders may be recorded by the Administrative Agent and each of the Lenders and the Borrower hereby consents to such recording.

Section 10.03.  No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any Lender or the Administrative Agent in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.04.  Attorney Costs, Expenses, Taxes and Indemnities.

(a)        Attorney Costs, Expenses and Taxes.  The Borrower agrees to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, drafting, execution (including notary or other attestation fees) or delivery of any Loan Document and the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs, any documentary or stamp taxes and notary fees.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses (including appointment of a sub-agent pursuant to Section 9.05) reasonably incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent.  The Borrower shall pay all out of pocket expenses incurred by any Lender (including all Attorney Costs), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.  All amounts due under this Section 10.04 shall be payable within five Business Days after written demand thereof by the Administrative Agent or by the Lender through the Administrative Agent.  The agreements in this Section 10.04 shall survive the termination of the Commitment and repayment, satisfaction or discharge of all other Obligations. Notwithstanding the foregoing, the legal expenses of the Administrative Agent and the Lenders with respect to the First Amendment Agreement shall be as set forth in the First Amendment Agreement.

(b)        Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, but subject to the provisions of Sections 3.01, 3.04 and 3.05 (which shall provide the only source of indemnification for the matters covered therein), the Borrower shall indemnify and hold harmless the Administrative Agent and each of the Lenders and their Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Commitment, the Loan or the use or proposed use of the proceeds therefrom or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  All amounts due under this Section 10.04 shall be payable within five Business Days after demand therefor.  The agreements in this Section 10.04 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations. Any amount payable to the Administrative Agent under Section 10.04(a), Section 2.09(a) and Section 10.04(c) shall include the cost of utilizing the Administrative Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Administrative Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Section 2.09(c).

(c)        Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any of its Affiliates, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or its Affiliate, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense (including a fee pursuant to Section 2.09(a)) or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any of its Affiliates in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.07(d).

(d)        Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)        Payments.  All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f)        Survival.  The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05.  Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

Section 10.06.  Successors and Assigns; Participations.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each of the Lenders.  Each of the Lenders may assign and transfer all or any part of its rights and/or obligations under this Agreement to any one or more persons (an “Assignee”) and after any such assignment/transfer the expression such “Lender” shall be deemed to include such assignees/transferees to the extent or their respective interests; provided that any transfer of all or part of such Lender’s obligations may only be effected if the transferee shall undertake to become bound by the terms of this Agreement and thereafter that transferee alone shall be obliged to perform that portion of the Lender’s obligations which corresponds to its interest; Upon request, the Borrower shall execute and deliver any documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section10.06(c) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.  Subsequent to any assignment by any Lender to an Assignee, such Lender will notify the Borrower of such assignment.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of US$1,000; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee.  The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Details Form.

(b)        The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(c)        Any Lender may at any time, without acknowledgement by, or notice to, the Borrower, sell participations to any Person (other than the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s and the Borrower’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the Borrower for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which such Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without an acknowledgement by the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be made to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant (provided, however, that such Lender may, without an acknowledgement by the Participant, waive the right to be paid interest at the Default Rate) or (iii) release all or substantially all of the Collateral.  Subject to Section10.06(d), the Borrower agrees that each Participant shall be entitled to the benefits of Section3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section10.08 as though it were a Lender.

(d)        A Participant shall not be entitled to receive any greater payment under Section3.01, 3.04 or 3.05 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is acknowledged by the Borrower in writing.

(e)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)        The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)        The Borrower and its Related Parties shall use their respective reasonable best efforts to facilitate any selling of any participation pursuant to Section10.06(c), including by promptly providing any information requested by any Lender for the benefit of any potential Participant.

Section 10.07.  Confidentiality.  Each of the ~~Administrative Agent and the Lenders~~Finance Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to ~~this Agreement~~a Loan Document; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to ~~this Agreement~~a Loan Document or the enforcement of rights ~~hereunder~~thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section10.07 to (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under ~~this Agreement~~a Loan Document or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section10.07 or (ii) becomes available to ~~the Administrative Agent or any Lender on a nonconfidential~~a Finance Party on a non-confidential basis from a source other than the Borrower.  In addition, ~~the Administrative Agent and any Lender~~a Finance Party may disclose the existence of ~~this Agreement~~any Loan Document and information about ~~this Agreement~~any Loan Document to market data collectors, similar service providers to the lending industry, and service providers to ~~the Administrative Agent or any Lender~~such Finance Party in connection with the administration and management of this Agreement, the other Loan Documents, the Commitment and the Loans.

For the purposes of this Section 10.07, “Information” means all information received from the Borrower relating to it or its business, other than any such information that is available to ~~the Administrative Agent or any Lender on a nonconfidential~~a Finance Party on a non-confidential basis prior to disclosure by the Borrower; provided that in the case of information received from the Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.08.  Set-off.  In addition to any rights and remedies of any Lender provided by law, upon the occurrence and during the continuance of any Event of Default, but subject to Article 3 and Article10, any Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness.  Each of the Lenders agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.09.  Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.11.  Integration; Effectiveness.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or a Lender in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.12.  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.13.  Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14.  Governing Law.

(a)        THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)        ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.  THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT SHALL BE CONCLUSIVE AND BINDING UPON IT AND WILL BE GIVEN EFFECT IN ANY OTHER JURISDICTION TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND MAY BE ENFORCED IN ANY COURT TO THE JURISDICTION OF WHICH THE BORROWER IS OR MAY BE SUBJECT BY A SUIT UPON SUCH JUDGMENT; PROVIDED THAT SERVICE OF PROCESS IS EFFECTED UPON IT IN ONE OF THE MANNERS SPECIFIED HEREIN OR AS OTHERWISE PERMITTED BY LAW.

Section 10.15.  Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.16.  New York Process Agent.  Without prejudice to any other mode of service allowed under any relevant Law the Borrower:

(a)        irrevocably shall have appointed, on or prior to the first Credit Extension, CT Corporation System, located at 111 Eighth Avenue, New York, NY 10011 as its agent for service of process, in relation to any proceedings before the courts of the State of New York sitting in the Borough of Manhattan, New York City or of the United States for the Southern District of such State in connection with this Agreement; and

(b)        agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

Section 10.17.  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees and acknowledges its Affiliates’ understanding that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent, the Arranger and their respective Affiliates are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Arranger and their respective Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Collateral Agent and the Arranger are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) the Administrative Agent, the Collateral Agent and the Arranger have no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Collateral Agent, the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Administrative Agent, the Collateral Agent and the Arranger have no obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent or the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.18.  Obligation Currency.  The obligation of the Borrower to make payments pursuant to this Agreement is in US Dollars (the “Obligation Currency”) and such obligation shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in any currency other than the Obligation Currency or any other realization in such other currency, whether as proceeds of set-off, security, guarantee, distributions, or otherwise, except to the extent to which such tender, recovery or realization shall result in the receipt by the party which is to receive such payment of the full amount of the Obligation Currency expressed to be payable hereunder.  The Borrower agrees to indemnify the party which is to receive such payment for the amount (if any) by which the US Dollar Equivalent of such receipt shall fall short of the full amount of the Obligation Currency expressed to be payable hereunder and the party which is to receive such payment agrees to pay to the party liable to make such payment the amount (if any) by which the US Dollar Equivalent of such receipt shall exceed the full amount of the Obligation Currency, and, in each case, such obligation shall not be affected by judgment being obtained for any other sums due under this Agreement.  ~~The parties agree that the rate of exchange which shall be used to determine if such tender, recovery or realization shall result in the receipt by the party which is to receive such payment of the full amount of the Obligation Currency expressed to be payable hereunder shall be the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for the business day (being a day (excluding Saturdays and Sundays) on which banks are generally open in New York) preceding that on which the judgment becomes a final judgment.~~

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

~~SYNUTRA INTERNATIONAL, INC.~~

~~By:~~
~~Name:~~
~~Title:~~

– Loan Agreement Signature Page –

~~ABN AMRO BANK N.V., as Administrative Agent and  Collateral Agent~~

~~By:~~
~~Name:~~
~~Title:~~

~~By:~~
~~Name:~~
~~Title:~~

– Loan Agreement Signature Page –

~~ABN AMRO BANK N.V., as Arranger~~

~~By:~~
~~Name:~~
~~Title:~~

~~By:~~
~~Name:~~
~~Title:~~

– Loan Agreement Signature Page –

~~ABN AMRO BANK N.V., HONG KONG BRANCH, as Lender~~

~~By:~~
~~Name:~~
~~Title:~~

~~By:~~
~~Name:~~
~~Title:~~

– Loan Agreement Signature Page –

~~SHINHAN BANK, NEW YORK BRANCH, as Lender~~

~~By:~~
~~Name:~~
~~Title:~~

[Signature blocks of original parties to this Agreement omitted]

– Loan Agreement Signature Page –

SCHEDULE 2.01

LENDERS

Name	Applicable Percentage	Applicable Commitment

~~ABN AMRO~~The Royal Bank of Scotland N.V.~~,~~ acting through its Hong Kong Branch	57.1429%	US$	20.0 million

Shinhan ~~Bank, New York Branch~~Asia Limited	42.8571%	US$	15.0 million

SCHEDULE 5.10

SUBSIDIARIES OF THE BORROWER

Place of
No	Name of the Subsidiaries	Incorporation	Shareholder Structure

1.	Synutra, Inc.	Illinois, U.S.A.	100% owned by Synutra International, Inc.

2.	Inner Mongolia ~~Sheng Yuan~~Shengyuan Food Co., Ltd.	PRC	100% owned by Synutra International, Inc.

3.	~~Mei Tai~~Meitek Technology (Qingdao) Co., Ltd.	PRC	100% owned by Synutra International, Inc.

4.	Heilongjiang Baoquanling ~~Cultivable Area Sheng Yuan~~Shengyuan Dairy Co., Ltd.	PRC	~~94.62~~98.83% owned by Synutra International, Inc.; ~~5.38~~1.17% owned by Heilongjiang Junchuan Ranch

5.	~~Sheng Yuan~~Shengyuan Nutritional Food Co., Ltd.~~1~~	PRC	100% owned by Synutra, Inc.

6.	~~Qingdao Sheng Yuan~~Heilongjiang Mingshan Dairy Co., Ltd.	PRC	100% owned by Synutra, Inc.

7.	~~Luobei Sheng Yuan~~Zhangjiakou Shengyuan Dairy Co., Ltd.	PRC	100% owned by Synutra, Inc.

8.	~~Zhangjiakou Sheng Yuan Dairy Co., Ltd.~~	~~PRC~~	~~100% owned by Synutra, Inc.~~

8.	Inner Mongolia ~~Meng Yuan~~Mengyuan Food Co., Ltd.	PRC	100% owned by Zhangjiakou Sheng Yuan Dairy Co., Ltd.

9.	Unisono B.V.	Netherlands	100% owned by Synutra International, Inc.

~~1 The former name of Sheng Yuan Nutritional Food Co., Ltd. is Qingdao ST George Dairy Co., Ltd.~~

Place of
No	Name of the Subsidiaries	Incorporation	Shareholder Structure

10.	Synutra International Company Limited	BVI	100% owned by Synutra International, Inc.

11.	Synutra International (HK) Company Limited	Hong Kong	100% owned by Synutra International Company Limited

12.	Global Food Trading (Shanghai) Co., Ltd.	PRC	100% owned by Synutra International (HK) Company Limited

13.	Beijing Shengyuan Huiliduo Food Technology Co., Ltd.	PRC	100% owned by Shengyuan Nutritional Food Co., Ltd.

14.	Beijing Shengyuan Meitek Technology Development Co., Ltd.	PRC	100% owned by Meitek Technology (Qingdao) Co., Ltd.

15.	Heilongjiang Baoquanling Shengyuan Dairy Cow Breeding Co., Ltd.	PRC	100% owned by Heilongjiang Baoquanling Shengyuan Dairy Co., Ltd.

16.	Harbin Shengyuan Dairy Co., Ltd.	PRC	100% owned by Heilongjiang Baoquanling Shengyuan Dairy Co., Ltd.

17.	Beijing Shengyuan Huimin Technology Service Co., Ltd.	PRC	Controlled by Shengyuan Nutritional Food Co., Ltd.

18.	Nanjing Shengyuan Huiren Clinical Examination Co., Ltd.	PRC	Controlled by Beijing Shengyuan Huimin Technology Service Co., Ltd.

19.	Taiyuan Shengyuan Huiren Clinical Examination Co., Ltd.	PRC	Controlled by Beijing Shengyuan Huimin Technology Service Co., Ltd.

20.	Shijiazhuang Shengyuan Huiren Clinical Examination Co., Ltd.	PRC	Controlled by Beijing Shengyuan Huimin Technology Service Co., Ltd.

Place of
No	Name of the Subsidiaries	Incorporation	Shareholder Structure

21.	Heilongjiang Shengyuan Huiren Clinical Examination Co., Ltd.	PRC	Controlled by Beijing Shengyuan Huimin Technology Service Co., Ltd.

SCHEDULE 5.16

CORPORATE CHART OF THE BORROWER

[the original corporate chart is intentionally omitted]

~~* The former name of Sheng Yuan Nutritional Food Co., Ltd. is Qingdao ST George Dairy Co., Ltd.~~

Notes:
1. The former name of Shengyuan Nutritional Food Co., Ltd. is Qingdao ST George Dairy Co., Ltd.
2. Shengyuan Nutritional Food Co., Ltd. has two branches: 1) Beijing Nutritional Research Centre; 2) Shenzhen Branch.
3. The former name of Heilongjiang Mingshan Dairy Co., Ltd. is Luobei Shengyuan Dairy Co., Ltd.

SCHEDULE 7.01

EXISTING LIENS

SYNUTRA INTERNATIONAL, INC.:

None

SUBSIDIARIES:

(A)	Sheng Yuan Nutritional Food Co., Ltd.[2]

With respect to the loans of RMB24,000,000 and RMB21,000,000 extended by Agricultural Development Bank of China Zhangbei Branch on March 29, 2007 and April 30, 2007, respectively, to Zhangjiakou Sheng Yuan Dairy Co., Ltd., the entity has provided guarantees for the loans.  Scope of the debt guaranteed includes principal and accrued costs.

(B)	Qingdao Sheng Yuan Dairy Co., Ltd.

With respect to the loan of RMB20,000,000 extended by Agricultural Bank of China Zhangbei Branch in December, 2006 to Zhangjiakou Sheng Yuan Dairy Co., Ltd., the entity has provided guarantees for the loan.  Scope of the debt guaranteed includes principal and accrued costs.

(C)	Zhangjiakou Sheng Yuan Dairy Co., Ltd.

1.
The entity has entered into a ceiling mortgage contract with Agricultural Bank of China Zhangbei Branch on July 5, 2006, to mortgage its land use rights, buildings and equipment for the loans (maximum of RMB80,000,000) over the period from July 5, 2006 to July 5, 2009.  The land in relation to the land use right is located in Chabei Administration Zone, Zhangjiakou City, Hebei Province, and certificate of the land use right is numbered Zhangshichaguoyong2004zi No.0001.  The mortgaged buildings are located in Chabei Administration Zone, Zhangjiakou City, Hebei Province with a ownership certificate numbered Zhangfangquanzhengchazi No.001027.  The mortgaged equipment includes an imported production line and a set of boiler.  Such mortgage is registered with Zhangjiakou Commercial and Industry Administration Chabei Branch, and is evidenced by a registration certificate numbered (2006)dizi No.002.

2 The former name of Sheng Yuan Nutritional Food Co., Ltd. is Qingdao ST George Dairy Co., Ltd.

2.
With respect to the loan of RMB24,000,000 extended by Agricultural Development Bank of China Zhangbei Branch on March 29, 2007 to the entity, the entity has mortgaged its land use rights, buildings and equipment for the loan.  The lands in relation to the land use rights are located in Chabei Administration Zone, Zhangjiakou City, Hebei Province, and certificates of the land use rights are numbered Zhangshichaguoyong2007zi No.01039 and Zhangshichaguoyong2007zi No.01040.  The mortgaged buildings are located in Chabei Administration Zone, Zhangjiakou City, Hebei Province with ownership certificates numbered Zhangfangquanzhengchazi No.001532 and Zhangfangquanzhengchazi No.001533.  The mortgaged equipment includes148 pieces of equipment.  Such mortgage is registered with Zhangjiakou Commercial and Industry Administration Chabei Branch, and is evidenced by a registration certificate numbered chabeigongshang(2007)zi No.001.

3.
With respect to the loans of RMB24,000,000 and RMB21,000,000 extended by Agricultural Development Bank of China Zhangbei Branch on March 29, 2007 and April 30, 2007, respectively, to the entity, the entity has pledged fixed deposits in amounts of RMB1,200,000 and RMB1,050,000, respectively, for the loans.

4.
As at June 30, 2007, the entity had a guarantee given to the Agricultural Bank of China Zhangbei Branch in respect of bank loans of about RMB8,000,000 in total extended to 104 farmers in the Zhangbei Area.  Total amount of bank loans under this guarantee arrangement was about RMB8,000,000 as of March 31, 2007.  These bank loans mature on December 25, 2007.

SCHEDULE 10.02

NOTICE ADDRESSES AND LENDING OFFICE

BORROWER:

c/o Synutra International, Inc.
2275 Research Blvd, Suite 500
Rockville, MD 20850, USA
Attention: Weiguo Zhang
Telephone: +1-301-840-3888 / +1-202-246-8818
Facsimile: +1-301-987-2344
E-mail: wzhang@synutra.com

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

~~ABN AMRO~~The Royal Bank of Scotland N.V.
One ~~Raffles Quay~~George Street
~~Level 26, South~~ Tower B, 10/F
Singapore ~~048583~~ 049145
~~Singapore~~
Attention: ~~Yong Peck Yuen~~Jessica Goh / Irene Ng
Telephone: +65~~-6518-8225~~ 6517 3411 / ~~7342~~3414
Facsimile: +65~~-6518-6012~~ 6517 3426 / ~~6035~~3427
E-Mail: ~~peck.yuen.yong@sg.abnamro~~jessica.goh@rbs.com; irene.ng@~~sg.abnamro~~rbs.com

ARRANGER:

~~ABN AMRO~~The Royal Bank of Scotland N.V.
38/F, Cheung Kong Centre
2 Queen’s Road Central
Hong Kong
Attention: David Yim
Telephone: +852-2700-3808
Facsimile: +852-2297-0665
E-mail:  david.yim@hk.abnamro.com

LENDERS:

~~ABN AMRO~~The Royal Bank of Scotland N.V.~~,~~ acting through its Hong Kong Branch
38/F, Cheung Kong Centre
2 Queen’s Road Central
Hong Kong
Attention: ~~Shirley Yiu,~~ Helen Fei
Telephone:  +852-~~2700-3209 / 3211~~2988-7129
Facsimile: +852-~~2700-3202~~3961-2166

E-mail:  ~~shirley.yiu@hk.abmamro.com;~~ helen.fei@~~hk.abnamro.com~~ rbs.com
And

30th Floor, AIA Central
1 Connaught Road, Central
Hong Kong
Attention: Ricole Tan
Telephone: +852 3961 3040
Facsimile:  +852 2966 2309
E-mail: ricole.tan@rbs.com

Shinhan ~~Bank, New York Branch~~
~~32/F, 800 3rd Ave.~~Asia Limited
35/F, Two Exchange Square,
~~New York, N.Y. 10022, USA~~8 Connaught Place, Central, Hong Kong
Attention: ~~Jerry Li, Hyung Hoe Koo~~YS Kim / Edwina Sin
Telephone: +852-~~2523-6207 / +1-212-8000 ext 219~~3717-0750 / +852-3717-0714
Facsimile: +852-2810-1426 ~~/ +1-212-317-8875~~
E-mail:  ~~jerry~~ys8714@shinhan.com; sin@shinhanasia.com.hk~~; hhkoo@shinhan.com~~

EXHIBIT B

FORM OF
LOAN DRAWDOWN NOTICE

Date:  ___________, 200_

To:         ABN AMRO Bank N.V.

Reference is made to that certain Loan Agreement dated as of October 11, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined) among Synutra International, Inc. (the “Borrower”), ABN AMRO Bank N.V., as Administrative Agent and Collateral Agent, ABN AMRO Bank N.V., as Arranger and the Lenders party thereto.

The undersigned hereby requests a Credit Extension:

1.	On	(a Business Day).

2.	To be disbursed on	(a Business Day).

3.	In the amount of US$

4.
[US$[•] million shall be transferred to an account designated by ABN AMRO Bank N.V., Hong Kong Branch in connection with the payment of amounts due under the Bridge Loan and the remainder by][3] [By][4] wire transfer to:

	Account Name:	[_______]

	Account No.:	[_______]

	Account Type:	[_______]

	Bank Name:	[_______]

	ABA No.:	[_______]

	Routing No.:	[_______]

	SWIFT Code:	[_______]

3 Insert in the first Loan Drawdown Notice.
4 Insert in subsequent Loan Drawdown Notices.

B-1

The Borrower hereby represents and warrants that the conditions specified in Section 4.01 shall be satisfied on and as of the date of the requested Credit Extension.

SYNUTRA INTERNATIONAL, INC.

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF U.S. COUNSEL OPINION

October 18, 2007

ABN AMRO Bank N.V.
One Raffles Quay
Level 26, South Tower
Singapore 048583
Singapore

and

Each of the Lenders Party to the Loan Agreement (as defined below)

Re:           Synutra International Inc. - Loan Agreement

Ladies and Gentlemen:

We have acted as special New York counsel for Synutra International Inc., a Delaware corporation (the “Borrower”) in connection with the Loan Agreement dated as of October 11, 2007 (the “Loan Agreement”) among the Borrower, ABN AMRO Bank N.V., as Administrative Agent (the “Administrative Agent”) and Collateral Agent (the “Collateral Agent”), ABN AMRO Bank N.V., as the Arranger and the Lenders party thereto.  We are providing this opinion to you at the request of the Borrower pursuant to Section 4.01(a)(v) of the Loan Agreement.  Except as otherwise indicated, capitalized terms used in this opinion and defined in the Loan Agreement will have the meanings given in the Loan Agreement or, if not defined in the Loan Agreement, the meanings assigned to them in the Collateral Agreement dated as of October 11, 2007 (the “Collateral Agreement”) among the Borrower, Synutra, Inc., as the Pledged Stock Issuer, the Collateral Agent and the Administrative Agent.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including the following (the documents listed in clauses (a) through (c) below collectively being referred to herein as the “Loan Documents”):

(a)	the Loan Agreement;

(b)	the Collateral Agreement; and

(c)	the Fee Letter dated as of October 11, 2007 (the “Fee Letter”) among the Borrower, the Administrative Agent and the Arranger.

As to relevant factual matters, we have relied upon, among other things, the Borrower’s factual representations in the certificate by Borrower, as applicable (each, an “Opinion Certificate”) and in the Loan Documents.  In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.  To the extent the Borrower’s or the Pledged Stock Issuer’s respective obligations depend on the enforceability of the Loan Documents against other parties to the Loan Documents, we have assumed that the Loan Documents are enforceable against such other parties.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(1)
The Borrower is a corporation validly existing in good standing under the laws of the State of Delaware with corporate power to enter into the Loan Documents and to perform its obligation under the Loan Documents.

(2)
The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate action on the part of the Borrower, and the Loan Documents have been duly executed and delivered by the Borrower.

(3)
Each of the Loan Documents constitutes the legally valid and binding obligation of each of the Borrower and, with respect to the Collateral Agreement, the Pledged Stock Issuer, in each case, enforceable against such Person in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(4)
The execution and delivery by the Borrower of the Loan Documents do not, and the Borrower’s performance of its obligations under such Loan Documents will not (i) violate the Borrower’s certificate of incorporation or bylaws or other constitutive documents of the Borrower, (ii) violate, breach, or result in a default under, any existing obligation of or restriction on the Borrower under any other agreement (the “Other Agreements”) identified in Schedule I attached hereto, or (iii) breach or otherwise violate any existing obligation of or restriction on the Borrower under any order, judgment or decree of any New York or federal court or governmental authority binding on the Borrower identified in the Opinion Certificate.  If an Other Agreement is governed by the laws of a jurisdiction other than New York, we have assumed such Other Agreement is governed by the laws of the State of New York.

(5)
The execution and delivery by the Borrower of the Loan Documents and by the Pledged Stock Issuer of the Collateral Agreement do not, and the Borrower’s performance of its obligations under such Loan Documents and the Pledged Stock Issuer’s performance of its obligations under the Collateral Agreement will not, violate the Delaware General Corporation Law or any current New York or federal statute, rule or regulation that we have, in the exercise of customary professional diligence, recognized as applicable to the Borrower or the Pledged Stock Issuer or to transactions of the type contemplated by the Loan Documents.

(6)
No order, consent, permit or approval of any New York or federal governmental authority that we have, in the exercise of customary professional diligence, recognized as applicable to the Borrower or the Pledged Stock Issuer or to transactions of the type contemplated by the Loan Documents is required on the part of the Borrower or the Pledged Stock Issuer for the execution and delivery of, and performance of their respective obligations under, the Loan Documents to which it is a party, respectively, except for such as have been made or obtained.

(7)
The Collateral Agreement is effective to create in favor of the Collateral Agent a security interest in that Collateral (which term is used in this Opinion as such term is defined in the Collateral Agreement) of the Borrower in which a security interest may be created under Article 9 of the Uniform Commercial Code as in effect in the State of New York (the “NY Code”).

(8)
The Collateral Agreement is effective to create in favor of the Collateral Agent a security interest in the Certificated Security (as defined below) identified on Schedule II attached hereto under the NY Code.  Upon delivery of the security certificate representing the Certificated Security listed on Schedule II attached hereto to the Collateral Agent in the State of New York, effectively endorsed to the Collateral Agent or in blank, the Collateral Agent will acquire a perfected security interest in such Certificated Security, free of adverse claims.  For purposes of this paragraph, “Certificated Security” means “certificated securities” as defined in Section 8-102 of the Code.

(9)	Neither the Borrower nor the Pledged Stock Issuer is an investment company required to register under the Investment Company Act of 1940, as amended.

(10)
Neither the extension of credit nor the use of proceeds provided in the Loan Agreement will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.  For purposes of this opinion, we have assumed that none of the Lenders is a “creditor” as defined in Regulation T.

Our opinion in paragraph 3 above as to the enforceability of the Loan Documents is subject to:

(i)           public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification against its own negligence, willful misconduct or unlawful conduct;

(ii)          the unenforceability under certain circumstances of broadly or vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law;

(iii)         the unenforceability under certain circumstances of provisions imposing penalties, liquidated damages or other economic remedies; and

(iv)         the unenforceability under certain circumstances of provisions appointing one party as trustee for an adverse party or provisions for the appointment of a receiver.

Our opinion in paragraph 3 is subject to the qualification that certain rights, remedies, waivers and other provisions of the Loan Documents may not be enforceable, but such unenforceability will not, subject to the other exceptions, qualifications and limitations set forth herein, render the Loan Documents invalid as a whole or substantially interfere with the substantial realization of the principal benefits or security, or both, that the Loan Documents purports to provide (except for the economic consequences of procedural or other delay).

For purposes of the opinions expressed in paragraphs 4, 5 and 6, we have assumed that the Borrower will not in the future take any discretionary action (including a decision not to act) permitted by the Loan Documents that would cause the performance of the Loan Documents to violate any organizational document of the Borrower, the Delaware General Corporation Law or any New York or federal statute, rule or regulation, or require an order, consent, permit or approval to be obtained from a New York or federal governmental authority.

We express no opinion as to the effect of non-compliance by you with any state or federal laws or regulations applicable to the transactions contemplated by the Loan Documents because of the nature of your business.

We express no opinion as to any provision of the Loan Documents insofar as it purports to grant a right of setoff in respect of the Borrower’s or the Pledged Stock Issuer’s assets to any person other than a creditor of the Borrower or the Pledged Stock Issuer, as applicable.

We advise you that Section 10.14 of the Loan Agreement, which provides for non-exclusive jurisdiction of the courts of the State of New York and federal courts sitting in the State of New York, may not be binding on the federal courts sitting in the State of New York (or any federal appellate court).

We advise you that if an action based on the Loan Documents were commenced in a federal or state court in New York, a judgment for money relating to the Loan Documents ordinarily would be enforced only in United States dollars.  The method used to determine the rate of conversion of foreign currency into United States dollars will depend on various factors.

We express no opinion concerning (i) federal or state securities laws or regulations or (ii) the foreign assets control regulations of the Trading with the Enemy Act, as amended, the United States Treasury Department, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, as amended, Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, as amended, and any enabling legislation, rules, regulations or executive orders relating thereto.

Our opinions in paragraphs 7 and 8 are (i) limited to Article 9 of the NY Code (except our opinion in paragraph 8 to the extent it addresses Article 8 of the NY Code) and do not address (A) laws of jurisdictions other than New York, (B) collateral not subject to Article 9 of the NY Code (including by reason of Section 9-109(c) or (d) thereof), or (C) under Sections 9-301 through 9-306 of the Uniform Commercial Code as in effect in any jurisdiction, or otherwise, what law governs the perfection of the security interests granted in the collateral covered by those opinion paragraphs, and (ii) subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and to the effect of general principles of equity.

We express no opinion with respect to:

(i)           the priority of any security interest, except as set forth in paragraph 8 relating to Certificated Security or the perfection of any security interest except as set forth in paragraph 8; and

(ii)           Collateral consisting of real property, copyrights, farm products, consumer goods, as-extracted collateral, commercial tort claims, cooperative interests (as such terms are defined in the NY Code) and timber to be cut.

We express no opinion regarding any provision of the Collateral Agreement that purports to permit Collateral Agent or any other person to sell or otherwise dispose of any Collateral subject thereto except in compliance with the NY Code, any other applicable federal and state laws and any agreement governing such Collateral, or to impose on Collateral Agent standards of care of Collateral in Collateral Agent’s possession other than as provided in Section 9-207 of the NY Code.  We advise you that federal and state securities laws may limit the right to transfer or dispose of Collateral that may constitute securities under such laws.

In rendering the opinions in paragraphs 7 and 8, we have assumed that:

(i)           the Borrower has, or will have at the relevant time, rights in the Collateral in which the Borrower has granted a security interest to Collateral Agent within the meaning of Section 9-203(b)(2) of the NY Code at all times relevant to this opinion;

(ii)          the Collateral is reasonably identified in the description of collateral set forth in the Collateral Agreement in accordance with Section 9-108 of the NY Code;

(iii)         at all times relevant to this opinion, value has been given within the meaning of Section 9-203(b)(1) of the NY Code; and

(iv)         neither Collateral Agent nor the Lenders have notice of any adverse claims to the Certificated Security referred to in paragraph 8.

The law covered by this opinion is limited to the present federal law of the United States, the present law of the State of New York and the present Delaware General Corporation Law and Article 9 of the Delaware Code, in each case, as in effect on the date hereof.  We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is furnished by us as special New York counsel for the Borrower and may be relied upon by you only in connection with the Loan Documents.  It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent.  You may, however, deliver a copy of this opinion to your accountants, attorneys, and other professional advisors, to governmental regulatory agencies having jurisdiction over you, to permitted assignees of the Loans in connection with such assignment and to participants in connection with their purchase of a participation interest in the Loans.  At your request, we hereby consent to reliance on this opinion by such assignees (but not such participants) to the same extent as the addressees hereof as if this opinion were addressed and had been delivered to them on the date of this opinion, on the condition and understanding that we assume no responsibility or obligation to consider the applicability or correctness of this opinion to any person other than its addressee(s). This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.  This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted,

Schedule I
Other Agreements

Registration Rights Agreement dated June 15, 2007 between Synutra International, Inc. and Warburg Pincus Private Equity IX, L.P.

Voting and Co-Sale Agreement dated June 15, 2007 among Synutra International, Inc., Beams Power Investment Limited and Warburg Pincus Private Equity IX, L.P.

Common Stock Purchase Agreement dated May 24, 2007 between Synutra International, Inc. and Warburg Pincus Private Equity IX, L.P.

Loan Agreement dated as of April 19, 2007 among Synutra International, Inc., Liang Zhang, Xiuqing Meng and ABN AMRO Bank N.V., Hong Kong Branch.

Collateral Agreement dated as of April 19, 2007 among Beams Power Investment Limited, Synutra International, Inc. and ABN AMRO Bank N.V., Hong Kong Branch.

Warrant Agreement dated April 19, 2007 among Synutra International, Inc., the Bank of New York and ABN AMRO ~~BANK~~Bank N.V., Hong Kong Branch.

Registration Rights Agreement dated April 19, 2007 between Synutra International, Inc. and ABN AMRO Bank N.V., Hong Kong Branch.

USD Facility Side Letter Agreement dated April 19, 2007 between Synutra International, Inc. and ABN AMRO Bank N.V., Hong Kong Branch.

Agreement dated June 8, 2006 between Synutra International, Inc. and the Department of Finance of Zheng Lan Qi (County) of Inner Mongolia, with Amendment and attached Schedule of Investment Expenditures.

Share Exchange Agreement dated June 14, 2005 among Vorsatech Ventures Inc. (n/k/a Synutra International, Inc.), Thomas Braun and Berlin Capital Investments, Inc., Beams Power Investment Corporation and Strong Gold Finance Corporation, and Synutra, Inc.

License and Supply Agreement dated September 1, 2003 between Martek Biosciences Corporation and American St. George Biological Technology Corporation (n/k/a Synutra, Inc.).

Schedule II
Certificated Security

Issuer	Certificate No.	Percent Pledged
Synutra, Inc.	2	100%

EXHIBIT D

FORM OF PRC COUNSEL OPINION

October 18, 2007

ABN AMRO Bank N.V.
One Raffles Quay
Level 26, South Tower
Singapore 048583
Singapore

and

Each of the Lenders Party to the Loan Agreement (as defined below)

Re:  Synutra International, Inc. – Loan Agreement

Dear Sirs,

We have acted as special PRC counsel for Synutra International, Inc. (the “Borrower”), a Delaware corporation, and its PRC Subsidiaries (as defined below) and the Permitted Holders (as defined in the Loan Agreement) in connection with the Loan Agreement dated as of October 11, 2007 (the “Loan Agreement”) among the Borrower, ABN AMRO Bank N.V., as Administrative Agent and Collateral Agent, ABN AMRO Bank N.V., as Arranger and the Lenders party thereto (the “Lenders”).  Terms used (but not defined) herein have the meanings assigned to them in the Loan Agreement or, if not defined in the Loan Agreement, the meanings assigned to them in the Collateral Agreement.
We have reviewed executed copies of the Loan Agreement.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and certificates of public officials and officers of the Borrower and the Subsidiaries of the Borrower and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

Based on the foregoing, and subject to the assumptions and qualifications set forth below, we are of the opinion that:

1.        Each Subsidiary of the Borrower organized under the laws of the PRC (each “PRC Subsidiary”) is validly existing and in good standing under the laws of the PRC.

2.        Each PRC Subsidiary of the Borrower has all requisite power and authority and each Permitted Holder, the Borrower and each Subsidiary of the Borrower has all requisite governmental licenses, authorizations, consents and approvals of any Governmental Authority in the PRC to (1) own its assets and carry on its business and (2) execute, deliver and perform its obligations under the Loan Documents to which it is a party.

D-1

3.        Each of the Borrower and its Subsidiaries is duly qualified and licensed and in good standing under the laws of the PRC to the extent that its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

4.        The execution, delivery and performance, by, and the enforcement against, the Borrower of each Loan Document require no action by or in respect of, or filing with, any governmental body, agency or official under PRC law and do not contravene any provision of applicable PRC law or regulation.

5.        The execution, delivery and performance by the Borrower of each Loan Document do not and will not conflict with or result in any breach or contravention of, or the creation of any Lien (other than the Liens created by the Collateral Agreements) under, (a) any Contractual Obligation, governed by PRC Law, to which the Borrower, any Permitted Holder or any Affiliate of thereof is a party or (b) any order, injunction, writ or decree of any Governmental Authority in the PRC or any arbitral award to which the Borrower, any Permitted Holder or any Affiliate thereof or its, his or her property is subject.

6.        There are no actions, suits, proceedings, claims or disputes pending or, to our knowledge after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority in the PRC, by or against the Borrower, any Permitted Holder or any Affiliate thereof or against any of its, his or her properties or revenues that (a) purport to affect or pertain to any Loan Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

7.        Meng Xiuqing is not a resident of the PRC as defined in Article 1 of the Notice No. 75.

8.        Each Permitted Holder has obtained all applicable governmental licenses, registrations, authorizations, consents and approvals for their respective direct or indirect investments in the Borrower, including any registration pursuant to Article 1 of the Notice (Hui Fa 2005 No. 75) issued by the State Administration of Foreign Exchange of the PRC and have delivered all applicable notices to Governmental Authorities in connection therewith.

9.        Each PRC Subsidiary has obtained or completed (a) all approvals, consents, exemptions, authorizations or other actions by or notices to, or filings with any PRC Governmental Authority or any person and (b) any corporate or shareholder approval necessary or required in order to permit such PRC Subsidiary to pay dividends or make any other distributions on its Capital Stock.

The law covered by this opinion is limited to the law of the PRC and any province or other political subdivision thereof.  We express no opinion as to the laws of any other jurisdiction.

Very truly yours,

D-2

EXHIBIT E

FORM OF ILLINOIS COUNSEL OPINION

October 18, 2007

ABN AMRO Bank N.V.
One Raffles Quay
Level 26, South Tower
Singapore 048583
Singapore

and

Each of the Lenders Party to the Loan Agreement (as defined below)

Re:	Synutra International, Inc. – Loan Agreement.

Ladies and Gentlemen:

We have acted as special Illinois counsel for Synutra International, Inc., a Delaware corporation (the “Borrower”) in connection with the Loan Agreement dated as of October 11, 2007 (the “Loan Agreement”) among the Borrower, ABN AMRO Bank N.V., as Administrative Agent (the “Administrative Agent”) and Collateral Agent (the “Collateral Agent”), ABN AMRO Bank N.V., as the Arranger and the Lenders party thereto.  We are providing this opinion to you at the request of the Borrower pursuant to Section 4.01(a)(vii) of the Loan Agreement.  Except as otherwise indicated, capitalized terms used in this opinion and defined in the Loan Agreement will have the meanings given in the Loan Agreement or, if not defined in the Loan Agreement, the meanings assigned to them in the Collateral Agreement dated as of October 11, 2007 (the “Collateral Agreement”) among the Borrower, Synutra, Inc., an Illinois corporation, as the Pledged Stock Issuer (the “Pledged Stock Issuer”), the Collateral Agent and the Administrative Agent.
In connection with this opinion, we have examined the original or a copy certified or otherwise identified to our satisfaction as a true copy of each of the following documents: (a) executed counterparts of the Loan Agreement; and (b) executed counterparts of the Collateral Agreement (clauses (a) through (b) are collectively referred to herein as the “Loan Documents”).

In addition, we have examined a certificate of good standing for Pledged Stock Issuer from the Secretary of State of the State of Illinois (the “Good Standing Certificate”), a copy of the Articles of Incorporation of the Pledged Stock Issuer certified by the Secretary of State of the State of Illinois, Bylaws of Pledged Stock Issuer certified by the Secretary of Pledged Stock Issuer, corporate resolutions of the Board of Directors of Pledged Stock Issuer with respect to the transactions referred to herein, certificates of officers of Pledged Stock Issuer, and such other documents and records and matters of law as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.  We have relied upon, and assumed the accuracy of, all such certificates and representations, documents and records and the representations and warranties made by Pledged Stock Issuer in the Loan Documents to which it is a party, in each case with respect to the factual matters set forth therein.

In rendering our opinions expressed below, we have, with your consent, assumed that:

(i)            all natural persons who signed the Loan Documents were legally competent at the time of signature; all signatures on the Loan Documents and other documents reviewed by us are genuine; and the copies of all documents submitted to us are accurate and complete and conform to the originals;

(ii)            the execution, delivery and performance by the Borrower, the Lenders, the Administrative Agent and the Collateral Agent, (collectively, the “Other Parties”) of each of the Loan Documents to which it is a party has been duly authorized by all necessary corporate or other action on the part of each of the Other Parties, the Other Parties have duly executed and delivered each of the Loan Documents to which it is a party, each such document is a valid and binding obligation of, and enforceable in accordance with its terms against, the Pledged Stock Issuer and each of the Other Parties to the extent it is a party thereto, and all security interests provided under or pursuant to the Loan Documents have been properly granted;

(iii)           the Loan Documents will be enforced in a manner that is commercially reasonable and that complies with any tests of good faith, fairness or conscionability required by any applicable law;

(iv)           there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence;

(v)            “value” (as defined in the Uniform Commercial Code in effect in the State of New York on the date hereof (the “UCC”)) has been given by the Lenders;

(vi)           the Borrower has not assigned or pledged any of the collateral other than pursuant to the Loan Documents;

(vii)          the Pledged Stock Issuer will continue to be a corporation duly organized under the laws of the State of Illinois; and

(viii)         the exact legal name of the Pledged Stock Issuer is as set forth in the copy of the organizational documents certified to us by the Secretary of State of the State of Illinois.

Based on the foregoing and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that as of the date hereof:

(1)            The Pledged Stock Issuer is a corporation validly existing in good standing under the laws of the State of Illinois with corporate power to enter into the Collateral Agreement and to perform its obligation under the Collateral Agreement.

(2)            All of the issued and outstanding shares of the common stock of the Pledged Stock Issuer have been duly and validly authorized and issued and are fully paid and non-assessable.

(3)            The execution, delivery and performance of the Collateral Agreement have been duly authorized by all necessary corporate action on the part of the Pledged Stock Issuer, and the Collateral Agreement has been duly executed and delivered by the Pledged Stock Issuer.

(4)            The execution and delivery by the Pledged Stock Issuer of the Collateral Agreement do not, and the Borrower’s and the Pledged Stock Issuer’s performance of their obligations under the Loan Documents will not (i) violate the Pledged Stock Issuer’s Articles of Incorporation or bylaws, (ii) violate, breach, or result in a default under, any material agreement or contract governed under Illinois law which are listed on Schedule 1 to this opinion, or (iii) breach or otherwise violate any existing obligation of or restriction on the Borrower or the Pledged Stock Issuer under any order, judgment or decree of any Illinois or Federal court or governmental authority binding on the Borrower or the Pledged Stock Issuer.

(5)            The execution and delivery by the Borrower and the Pledged Stock Issuer of the Collateral Agreement do not, and the Borrower’s and the Pledged Stock Issuer’s performance of their respective obligations under the Loan Documents will not, violate the Illinois Business Corporation Act of 1983, as amended, or any current Illinois statute, rule or regulation that we have, in the exercise of customary professional diligence, recognized as applicable to the Borrower or the Pledged Stock Issuer, as applicable, or to transactions of the type contemplated by the Loan Documents.

(6)            No order, consent, permit or approval of any Illinois governmental authority that we have, in the exercise of customary professional diligence, recognized as applicable to the Borrower or the Pledged Stock Issuer or to transactions of the type contemplated by the Loan Documents is required on the part of the Borrower or the Pledged Stock Issuer for the execution and delivery of, and performance of their respective obligations under, the Loan Documents to which it is a party, respectively, except for such as have been made or obtained or are contemplated pursuant to the terms and provisions of the Loan Documents and routine filings made after the date hereof in the ordinary course of business.

(7)            Under choice of law principles applicable under Illinois law, the provisions of the Loan Documents stating that New York law shall govern the enforcement of the Loan Documents are enforceable, so long as the court finds that (i) New York bears a reasonable relationship to the transaction contemplated by the Loan Documents and (ii) the enforcement of the Loan Documents in accordance with New York law is not dangerous, inconvenient, immoral or contrary to public policy.

(8)            A final, conclusive, enforceable and nonappealable judgment rendered against the Borrower or the Pledge Stock Issuer in the courts of competent jurisdiction in the State of New York sitting in the Borough of Manhattan, New York City or of the United States for the Southern District of such state granting recovery of a sum of money in respect of the Loan Documents should be recognized and enforced by the courts in the State of Illinois through an independent action filed to enforce such judgment, and without re-trial or re-examination of the issues.

(9)            No stamp, registration, documentary or other similar type tax is or will be payable in respect of the execution, performance or enforcement of the Loan Documents.

The opinions set forth above are subject to the following qualifications:

(A)           We express no opinion as to:

(i)             the rights or interests of the Borrower or any other person or entity in, or title of the Borrower or any other person or entity to, any collateral under any of the Loan Documents, or property purporting to constitute such collateral, or any other property, or the value, validity or effectiveness for any purpose of any such collateral or purported collateral;

(ii)            the validity, binding effect or enforceability of, or the perfection or priority of, any pledge, lien or other security interest that may be created under the Loan Documents; and

(iii)           (a) securities, blue sky and similar laws, rules and regulations and judicial and administrative interpretations thereof, (b) antitrust, unfair competition, and similar laws, rules and regulations and judicial and administrative interpretations thereof, (c) tax and environmental laws (including, without limitation, those concerning discrimination and safety), rules and regulations and judicial and administrative interpretations thereof, (d) laws concerning discrimination and fairness in housing and similar laws, rules and regulations and judicial and administrative interpretations thereof, and (e) occupational licensing, zoning and land use, and building, fire and safety codes, laws, rules and regulations and judicial and administrative interpretations thereof;

(B)           If, and to the extent, any of the Loan Documents are construed to provide for the payment of interest on interest, such provisions may be unenforceable under Bowman v. Neely, 137 Ill. 443 (1891) and other cases to the same effect.  While such cases have not been overruled and it is possible that a court would follow such precedent, we believe that such cases are unlikely to be held applicable today, but we express no opinion with respect to such issues.

(C)           In rendering the opinions set forth in foregoing paragraph 1 above as to existence and good standing, we have relied solely upon an examination of the Articles of Incorporation of the Pledged Stock Issuer, certified by the Secretary of State of the State of Illinois and the Good Standing Certificate.

We are members of the Bar of the State of Illinois and we do not hold ourselves out as being conversant with, and express no opinion as to, the laws of any jurisdiction other than the laws of the State of Illinois, and we assume no responsibility as to the applicability to or effect on any of the matters covered herein of the laws of any other jurisdiction.

We express no opinion as to what law might be applied by any court to resolve any issue addressed by our opinions and we express no opinion as to whether any relevant differences exist between the laws upon which our opinions are based and any other laws which may actually be applied to resolve the issues which may arise under the Loan Documents.  The manner in which any particular issue would be treated in any actual court case would depend on how the court involved chose to exercise the wide discretionary authority generally available to it.  This opinion letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

Whenever we indicate that our opinion with respect to the existence or absence of facts is based on our knowledge, our opinion is based solely on (i) the actual knowledge of attorneys currently with the firm actively engaged in representing the Pledged Stock Issuer in connection with the transactions contemplated by the Loan Documents, and (ii) the representations and warranties of Pledged Stock Issuer contained in the Loan Documents and in certificates of certain officers of the Pledged Stock Issuer and public officials; we have made no independent inquiry or investigation as to such factual matters.

This opinion speaks only as of the date hereof.  We have no continuing obligations to inform you of changes in law or fact subsequent to the date hereof or of facts of which we become aware after the date hereof or to update this opinion in any other manner whatsoever.

This opinion is furnished solely to the addressees and is solely for their benefit and the benefit of their assignees permitted by, and that become lenders under, the Loan Agreement (and such assignees may rely on this opinion as if it were addressed directly to them) in connection with the above transaction.  This opinion may not be relied upon for any other purpose, or relied upon by any other person or entity for any purpose without our prior written consent.

Respectfully submitted,

Schedule 1

Material Agreements and Contracts

None.

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]5 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]6 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]7 hereunder are several and not joint.]8  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[5]
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

[6]
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

[7]	Select as appropriate.
[8]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.           Assignor[s]:   ______________________________

                       ______________________________

2.           Assignee[s]:   ______________________________

                       ______________________________
[for each Assignee, indicate [Affiliate] of [identify Lender]]

3.           Borrower(s):   Synutra International, Inc.

4.           Administrative Agent: ~~ABN AMRO~~The Royal Bank of Scotland N.V., as the administrative agent under the Credit Agreement
5.           Credit Agreement:        Loan Agreement, dated as of October 11, 2007, among Synutra International, Inc., the Lenders from time to time party thereto, ~~ABN AMRO~~The Royal Bank of Scotland N.V., as Administrative Agent and Collateral Agent and ~~ABN AMRO~~The Royal Bank of Scotland N.V., as Arranger.
6.           Assigned Interest:

Assignor[s][9]	Assignee[s][10]	Aggregate Amount of Commitment/ Loans for all Lenders[11]		Amount of Commitment/ Loans Assigned		Percentage Assigned of Commitment /Loans[12]		CUSIP Number

		$	_________	$	_________	_________	%
		$	_________	$	_________	_________	%
		$	_________	$	_________	_________	%

[7.           Trade Date:   __________________]13

[9]	List each Assignor, as appropriate.
[10]	List each Assignee, as appropriate.
[11]
Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[12]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[13]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:  __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Received by:

~~ABN AMRO~~The Royal Bank of Scotland N.V., as Administrative Agent

Received by:
Name:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[___________________]14

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.              Representations and Warranties.

1.1.           Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(a) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(a) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[14]	Describe Credit Agreement at option of Administrative Agent.

2.              Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.              General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York applicable to agreements made and to be performed entirely within such state.